Exhibit 2.2

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

among

CORELOGIC SOLUTIONS, LLC
and
CORELOGIC ACQUISITION CO., INC.
and
FNC HOLDING COMPANY, INC.
and
DENNIS S. TOSH, JR.
SOLELY IN HIS CAPACITY AS SHAREHOLDER REPRESENTATIVE
dated as of

December 17, 2015

i

ii

iii

AGREEMENT AND PLAN OF MERGER
This Agreement and Plan of Merger (this “Agreement”), dated as of December 17, 2015, is entered into by and among CORELOGIC SOLUTIONS, LLC, a California limited liability company (“Parent”), CORELOGIC ACQUISITION CO., INC., a Mississippi corporation (“Merger Sub”), FNC HOLDING COMPANY, INC., a Mississippi corporation (“Holdco”), and DENNIS S. TOSH, JR., an individual resident of Mississippi, solely in his capacity as Shareholder Representative (“Shareholder Representative”).
RECITALS
WHEREAS, Holdco owns all of the outstanding equity of FNC, Inc., a Mississippi corporation (“Opco” and, together with Holdco, “FNC”);
WHEREAS, the parties intend that Merger Sub be merged with and into Holdco, with Holdco surviving that merger on the terms and subject to the conditions set forth herein (the “Merger”);
WHEREAS, the board of directors of Holdco (the “Holdco Board”) has (a) determined that this Agreement and the Transactions (as defined herein), including the Merger, are in the best interests of Holdco and its shareholders, (b) approved and declared advisable this Agreement and the Transactions, including the Merger, and (c) resolved to recommend approval of this Agreement by all holders of Holdco Common Stock (the “Shareholders”) in accordance with the Mississippi Business Corporation Act (the “MBCA”);
WHEREAS, the respective boards of directors of Parent and Merger Sub have (a) determined that this Agreement and the Transactions, including the Merger, are in the best interests of Parent, Merger Sub and their respective shareholders, and (b) approved and declared advisable this Agreement and the Transactions, including the Merger;
WHEREAS, concurrent with the execution and delivery of this Agreement, and as a condition and inducement to Parent’s willingness to enter into this Agreement, each of the Shareholders set forth on Exhibit A (each, a “Key Shareholder” and together, the “Key Shareholders”) is executing and delivering to Parent a voting agreement in form acceptable to Parent (the “Voting Agreements”), pursuant to which each such Person has, among other things, (i) agreed to vote his, her or its shares of Holdco Common Stock in favor of approval and adoption of this Agreement and the Transactions, (ii) granted Parent an irrevocable proxy to vote such shares in a manner consistent with the terms of the Voting Agreements, (iii) agreed to vote against any Alternative Transaction (as defined herein), and (iv) agreed not to transfer any of his, her or its shares of Holdco Common Stock from the date hereof until the Effective Time (as defined herein);
WHEREAS, it is anticipated that the Shareholders will, at a duly convened meeting of the Shareholders (the “Holdco Shareholders Meeting”), vote in favor of the adoption of this Agreement and approval of the Merger and such other matters as are provided herein and such vote will constitute the Requisite Shareholder Vote (as defined herein);
WHEREAS, concurrent with the execution of this Agreement and as a condition and inducement to Parent’s willingness to enter into this Agreement, each of the Founders and the Key Employees (as defined herein but excluding Dewitt (Chip) Bolton and Jon Fisher) have executed and delivered to Parent a Non-Competition, Non-Solicitation and Confidentiality Agreement (the “Restrictive Covenant Agreements”);
WHEREAS, concurrent with the execution of this Agreement and as a condition and inducement to Parent’s willingness to enter into this Agreement, each of the Key Employees have executed and delivered to Parent an offer letter with Parent (the “Offer Letters”);
WHEREAS, concurrent with the execution of this Agreement and as a condition and inducement to Parent’s willingness to enter into this Agreement, William Rayburn has executed and delivered to Parent a consulting agreement (the “Consulting Agreement”);
WHEREAS, prior to the Closing and as a condition and inducement to Parent’s willingness to enter into this Agreement, the Non-Core Asset Transactions (as defined in Section 2.19) will have been consummated in accordance with the Non-Core Asset Transaction Documents (as defined in Section 2.19); and
WHEREAS, Parent, Merger Sub and Holdco desire to make certain representations, warranties, covenants and agreements in connection with the Merger and to prescribe various conditions to the Merger.
NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
ARTICLE I
DEFINITIONS
The following terms have the meanings specified or referred to in this Article I:
“401(k) Plan” means the FNC, Inc. 401(k) Profit Sharing Plan.
“Action” means any claim, action, cause of action, Governmental Order, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena, or investigation of any nature, whether civil, criminal, administrative, regulatory or otherwise and whether at law or in equity.
“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.
“Agreement” has the meaning set forth in the preamble.
“Alternative Transaction” means any transaction involving: (i) the sale, license, disposition or acquisition of all or a material portion of the Business or assets of the FNC Entities, (ii) the issuance, grant, disposition or acquisition of (A) any Holdco Common Stock or capital stock of any of the other FNC Entities, (B) any option, call, warrant or right (whether or not immediately exercisable) to acquire any Holdco Common Stock or capital stock of any of the other FNC Entities, or (C) any security, instrument or obligation that is or may become convertible into or exchangeable for any Holdco Common Stock or capital stock of any of the other FNC Entities, or (iii) any merger, consolidation, business combination, share exchange, dividend recapitalization, reorganization or similar transaction involving the FNC Entities; provided, however, that neither (i) the issuance of Holdco Common Stock by Holdco to Optionholders upon the exercise of Options that are outstanding as of the date of this Agreement and disclosed on the Disclosure Schedules or (ii) the consummation of the Non-Core Asset Transactions in accordance with the Non-Core Asset Transaction Documents, will be deemed to be an “Alternative Transaction.”
“Ancillary Documents” means the Articles of Merger, the Escrow Agreement, the Voting Agreements, the Restrictive Covenant Agreements, the Offer Letters, the Consulting Agreement, and the Exchange Agent Agreement.
“Acquisition Proposal” has the meaning set forth in Section 5.11(a).
“Antitrust Laws” means the HSR Act and all other federal, state, and foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines, and other laws that are designed or intended to prohibit, restrict, or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.
“Applications” has the meaning set forth in Section 6.02(b).
“Articles of Merger” has the meaning set forth in Section 2.04.
“Audited Financial Statements” has the meaning set forth in Section 3.05.
“Balance Sheet” has the meaning set forth in Section 3.05.
“Balance Sheet Date” has the meaning set forth in Section 3.05.
“Benefit Plan” has the meaning set forth in Section 3.18(a).
“Business” means the business of the FNC entities as currently conducted.
“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in Oxford, Mississippi are authorized or required by Law to be closed for business.
“Cash” means the aggregate cash and cash equivalents (including deposits in transit, marketable securities, credit card receivables, and short term investments and reduced for all outstanding uncleared checks, drafts and wires, and excluding any security deposits) in the accounts of the FNC Entities determined in accordance with GAAP.
“Certificate” has the meaning set forth in Section 2.11(a).
“Closing” has the meaning set forth in Section 2.02.
“Closing Cash” has the meaning set forth in Section 2.17(b)(i).

“Closing Date” has the meaning set forth in Section 2.02.
“Closing Indebtedness” has the meaning set forth in Section 2.17(b)(i).
“Closing Indebtedness Certificate” means a certificate executed by the Chief Financial Officer of Holdco and dated as of the Closing Date certifying on behalf of the FNC Entities an itemized list of all outstanding Indebtedness as of the open of business on the Closing Date and the Person to whom such outstanding Indebtedness is owed and an aggregate total of such outstanding Indebtedness.
“Closing Merger Consideration” means, without duplication, the Purchase Price, plus (a) Cash as of the open of business on the Closing Date, (b) the Estimated Closing Adjustment, (c) the aggregate exercise prices of all Options (other than Out-of-Money Options), (d) the Non-Core Asset Consideration, and (e) the Tosh Receivable, minus (w) the Purchase Price Adjustment Escrow Amount, (x) the Shareholder Representative Expense Amount, (y) the outstanding Indebtedness as of the open of business on the Closing Date, and (z) the amount of unpaid Transaction Expenses as of the open of business on the Closing Date.
“Closing Per Share Merger Consideration” means (a) the Closing Merger Consideration, divided by (b) the Fully Diluted Share Number.
“Closing Statement” has the meaning set forth in Section 2.17(b)(i).
“Closing Transaction Expenses” has the meaning set forth in Section 2.17(b)(i).
“Closing Transaction Expenses Certificate” means a certificate executed by the Chief Financial Officer of Holdco, certifying the amount of Transaction Expenses remaining unpaid as of the open of business on the Closing Date (including an itemized list of each such unpaid Transaction Expense with a description of the nature of such expense and the Person to whom such expense is owed).
“Closing Working Capital” means the Current Assets less the Current Liabilities, determined as of the open of business on the Closing Date.
“Code” means the Internal Revenue Code of 1986, as amended.
“Confidentiality Agreement” has the meaning set forth in Section 5.02(a).
“Consideration Spreadsheet” has the meaning set forth in Section 2.18(a).
“Consulting Agreement” has the meaning set forth in the Recitals.
“Continuing Employee” has the meaning set forth in Section 5.04(b).
“Contracts” means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral.
“Copyleft License” means any license that requires, as a condition of use, modification or distribution of Copyleft Materials, that such Copyleft Materials, or other software or content incorporated into, derived from, used, or distributed with such Copyleft Materials: (i) in the case of software, be made available to any third party recipient in a form other than binary (e.g., source code) form, (ii) be made available to any third-party recipient under terms that allow preparation of derivative works, (iii) in the case of software, be made available to any third-party recipient under terms that allow software or interfaces therefor to be reverse engineered, reverse assembled or disassembled (other than to the extent any contrary restriction would be unenforceable under law), or (iv) be made available to any third-party recipient at no license fee. Copyleft Licenses include without limitation the GNU General Public License, the GNU Lesser General Public License, the Mozilla Public License, the Common Development and Distribution License, the Eclipse Public License, and all Creative Commons “sharealike” licenses.
“Copyleft Materials” means any software or content subject to a Copyleft License.
“Current Assets” means, without duplication, the current assets of the FNC Entities described on Exhibit E, determined in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the calculation attached as Exhibit E.
“Current Liabilities” means, without duplication, the current liabilities of the FNC Entities described on Exhibit E, determined in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the calculation attached as Exhibit E.
“D&O Indemnified Party” has the meaning set forth in Section 5.06(a).
“Disclosure Schedules” means the Disclosure Schedules delivered by Holdco concurrently with the execution and delivery of this Agreement.
“Disputed Amounts” has the meaning set forth in Section 2.17(c)(iii).
“Dissenting Shares” has the meaning set forth in Section 2.10.
“Dollars or $” means the lawful currency of the United States.
“Effective Time” has the meaning set forth in Section 2.04.
“Employee Optionholder Letter of Transmittal” has the meaning set forth in Section 2.11(d).
“Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, deed of trust, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Environment” means soil, land surface, or subsurface strata, surface waters, ground water, drinking water supply, stream sediments, ambient air (including indoor air), and plant and animal life, and includes any other element of the natural environment.
“Environmental Law” means any applicable Law, and any Governmental Order or binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the Environment; or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials. The term “Environmental Law” includes, without limitation, the following (including their implementing regulations and any state or foreign analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.
“Environmental Permit” means any Permit, letter, clearance, consent, waiver, closure, exemption, decision or other Action by a Governmental Authority, required under or issued, granted, given, authorized by or made pursuant to Environmental Law.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.
“ERISA Affiliate” means all employers (whether or not incorporated) that would be treated together with Holdco or any of its Affiliates as a “single employer” within the meaning of Section 414 of the Code.
“Escrow Agent” means Wells Fargo Bank, N.A.
“Escrow Agreement” means the Escrow Agreement to be entered into by Parent, Shareholder Representative and the Escrow Agent at the Closing, substantially in the form of Exhibit B.
“Escrow Funds” has the meaning set forth in Section 2.12(a)(iii).
“Estimated Closing Adjustment” has the meaning set forth in Section 2.17(a)(ii).
“Estimated Closing Cash” has the meaning set forth in Section 2.17(a)(i).
“Estimated Closing Indebtedness” has the meaning set forth in Section 2.17(a)(i).
“Estimated Closing Transaction Expenses” has the meaning set forth in Section 2.17(a)(i).

“Estimated Closing Statement” has the meaning set forth in Section 2.17(a)(i).
“Estimated Closing Working Capital” has the meaning set forth in Section 2.17(a)(i).
“Exchange Agent” means Continental Stock Transfer & Trust Company.
“Exchange Agent Agreement” is defined in Section 2.03(a)(ii).
“Financial Statements” has the meaning set forth in Section 3.05.
“FIRPTA Statement” means a certificate, dated as of the Closing Date, certifying to the effect that no interest in Holdco is a U.S. real property interest (such certificate in the form required by Treasury Regulation Section 1.897-2(h) and 1.1445-3(c)).
“FNC” has the meaning set forth in the recitals.
“FNC Charter Documents” has the meaning set forth in Section 3.01.
“FNC Entities” means Holdco, Opco and their respective Subsidiaries: FNC Brazil Holding Company, Inc., FNC Brazil, Inc., and FNC. Br Servicos em Tecnologia DA Informacão Ltda.
“FNC Indemnification Provisions” has the meaning set forth in Section 5.06(b).
“FNC Intellectual Property” means all Intellectual Property that is owned by FNC.
“FNC IP Agreements” means all licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, permissions and other Contracts (including any right to receive or obligation to pay royalties or any other consideration), whether written or oral, relating to Intellectual Property to which FNC is a party, beneficiary or otherwise bound.
“FNC IP Registrations” means all FNC Intellectual Property that is subject to any issuance registration, application or other filing by, to or with any Governmental Authority or authorized private registrar in any jurisdiction, including registered trademarks, domain names and copyrights, issued and reissued patents and pending applications for any of the foregoing.
“FNC Products” means all products or services produced, marketed, licensed, sold, distributed, or performed by or on behalf of the FNC Entities in the last three years.
“FNC Source Code” has the meaning set forth in Section 3.12(e).
“Fully Diluted Share Number” means (a) the aggregate number of Shares outstanding immediately prior to the Effective Time (other than Shares owned by Holdco which are to be cancelled and retired in accordance with Section 2.08(a)), plus (b) the aggregate number of Shares issuable upon the exercise in full of all Options (whether vested or unvested) outstanding immediately prior to the Effective Time (other than Out-of-Money Options, which shall be excluded from the calculation of the Fully Diluted Share Number).
“Founders” means each of Robert Dorsey, John Johnson, William Rayburn, and Dennis Tosh.

“GAAP” means United States generally accepted accounting principles applied on a consistent basis.
“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.
“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.
“Hazardous Activity” means the distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, release, storage, transfer, transportation, treatment, or use (including any withdrawal or other use of groundwater) of Hazardous Materials in, on, under, about, or from the Real Property or any part thereof, and any other act or thing that materially increases the danger or poses an unreasonable risk of harm to persons or property on or off the Real Property, or that could materially adversely affect the Real Property.
“Hazardous Materials” means: (a) any material, substance, chemical, waste, product, derivative, contaminant, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under, or listed pursuant to, Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, lead-based paint, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation, and polychlorinated biphenyls.
“Holdco” has the meaning set forth in the preamble.
“Holdco Board” has the meaning set forth in the recitals.
“Holdco Board Recommendation” has the meaning set forth in Section 3.02(b).
“Holdco Common Stock” means the common stock of Holdco, no par value per share.
“Holdco Shareholders Meeting” has the meaning set forth in the recitals.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
“In-Money Option” means any Option other than an Out-of-Money Option.
“Incentive Bonuses” means the bonuses or other discretionary payments payable to employees and other service providers of the FNC Entities at or before the Closing, each as set forth on Section 3.19(a) of the Disclosure Schedules.
“Indebtedness” means, with respect to the FNC Entities, without duplication, all (a) indebtedness for borrowed money (excluding, for the avoidance of doubt, any accounts payable included in the calculation of Closing Working Capital); (b) obligations for the deferred purchase price of property or services, (c) long or short-term obligations evidenced by notes, bonds, debentures or other similar instruments; (d) obligations under any interest rate, currency swap or other hedging agreement or arrangement; (e) capital lease obligations; (f) reimbursement obligations under any letter of credit, banker’s acceptance or similar credit transactions; (g) any liability or obligation under any deferred compensation or phantom stock arrangement, (h) any amounts owed under any non-competition agreement existing as of the date hereof or any unsatisfied or outstanding obligations under any severance arrangement to which a former employee is entitled, (i) all obligations for underfunded employee pension benefit plans and any unsatisfied obligation for “withdrawal liability” to a “multi-employer plan” as such terms are defined under ERISA, (j) guarantees made by the FNC Entities on behalf of any third party in respect of obligations of the kind referred to in the foregoing clauses (a) through (i); and (k) any unpaid interest, prepayment penalties, premiums, costs and fees that would arise or become due as a result of the prepayment of any of the obligations referred to in the foregoing clauses (a) through (j).
“Independent Accountant” has the meaning set forth in Section 2.17(c)(iii).
“Information Statement” has the meaning set forth in Section 5.03.
“Insurance Coverage” has the meaning set forth in Section 5.06(c).
“Insurance Policies” has the meaning set forth in Section 3.14.
“Intellectual Property” means all intellectual property and industrial property rights and assets, and all rights, interests and protections that are associated with, similar to, or required for the exercise of, any of the foregoing, however arising, pursuant to the Laws of any jurisdiction throughout the world, whether registered or unregistered, including any and all: (a) trademarks, service marks, trade names, brand names, logos, trade dress, design rights and other similar designations of source, sponsorship, association or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications and renewals for, any of the foregoing; (b) internet domain names, whether or not trademarks, registered in any top-level domain by any authorized private registrar or Governmental Authority, web addresses, web pages, websites and related content, accounts with Twitter, Facebook and other social media companies and the content found thereon and related thereto, and URLs; (c) works of authorship, expressions, designs and design registrations, whether or not copyrightable, including copyrights, author, performer, moral and neighboring rights, and all registrations, applications for registration and renewals of such copyrights; (d) inventions, discoveries, trade secrets, business and technical information and know-how, databases, data collections and other confidential and proprietary information and all rights therein; (e) patents (including all reissues, divisionals, provisionals, continuations and continuations-in-part, re-examinations, renewals, substitutions and extensions thereof), patent applications, and other patent rights and any other Governmental Authority-issued indicia of invention ownership (including inventor’s certificates, petty patents and patent utility models); (f) software and firmware, including data files, source code, object code, application programming interfaces, architecture, files, records, schematics, computerized databases and other related specifications and documentation; and (g) semiconductor chips and mask works.
“Interim Balance Sheet” has the meaning set forth in Section 3.05.
“Interim Balance Sheet Date” has the meaning set forth in Section 3.05.

“Interim Financial Statements” has the meaning set forth in Section 3.05.
“Key Employees” means Dewitt (Chip) Bolton, Duncan Chen, Greg Dennis, Glen P. Evans, Jon Fisher, David Grimes, Robert Johnson (John) Marsalis, Michael B. Mitchell, Irene Sage Nichols, and Shawn Telford.
“Key Shareholders” has the meaning set forth in the recitals.
“Knowledge” means, when used with respect to FNC Entities, the actual knowledge after reasonable inquiry of Persons with managerial responsibility for the matter in question of any of William B. Rayburn, Glen P. Evans, Michael B. Mitchell, Ken Buchanan, David Grimes, Rhonda Burchett, Duncan Chen, Neil Olson, Dewitt (Chip) Bolton, and Irene Sage Nichols.
“Law” means any federal, national, provincial, state, local, United States, foreign or other statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.
“Leased Real Property” means all Real Property leased, licensed to or otherwise used or occupied (but not owned) by the FNC Entities.
“Local Tax Filings” has the meaning set forth in Section 6.02(b).
“Local Taxes” has the meaning set forth in Section 6.02(b).
“Majority Holder” has the meaning set forth in Section 9.01(b).
“Material Adverse Effect” means any event, occurrence, fact, condition or change, individually or in the aggregate (taking into account all other events, occurrences, facts, conditions or changes) that has had or could reasonably be expected to have (a) a material adverse effect on the Business, results of operations, financial condition or assets of the FNC Entities (taken as a whole) or (b) the ability of the FNC Entities or the Shareholders to consummate the Transactions, including the Merger; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, or potential condition or change, directly or indirectly, arising out of or attributable to: (i) any changes, conditions or effects in general economic conditions or securities or credit or other financial markets in general; (ii) changes, conditions or effects relating to the industries in which the FNC Entities operate; (iii) arising from any action or inaction expressly required to be taken by the FNC Entities pursuant to this Agreement or otherwise approved in writing pursuant to this Agreement; (iv) the effect of any changes in applicable Laws or accounting rules, including GAAP; (v) any change, effect or circumstance resulting from the announcement of this Agreement, except that this clause (v) will not apply to the representations set forth in Section 3.03; or (vi) conditions caused by acts of terrorism or war (whether or not declared) or any natural or man-made disaster or acts of God; provided, that any of (i), (ii), (iv) and (vi) will be taken into account to the extent such effect has a disproportionate effect on the FNC Entities or the Business, taken as a whole, as compared to other Persons operating in the industry in which the FNC Entities operate.
“Material Contracts” has the meaning set forth in Section 3.08(a).
“Material Customers” has the meaning set forth in Section 3.13(a).

“Material Suppliers” has the meaning set forth in Section 3.13(b).
“MBCA” has the meaning set forth in the recitals.
“Merger” has the meaning set forth in the recitals.
“Merger Consideration” means the Closing Merger Consideration, together with those portions of the Escrow Funds and the Post-Closing Adjustment (if any) that the Shareholders and the Optionholders become entitled to receive pursuant to the terms of this Agreement and the Escrow Agreement.
“Merger Sub” has the meaning set forth in the preamble.
“Non-Core Assets” means, together, all of the assets being transferred to the Non-Core Asset Purchaser in accordance with the terms of the Non-Core Asset Transaction Documents.
“Non-Core Asset Consideration” means the total consideration received by FNC prior to the Closing as set forth in the Non-Core Asset Transaction Documents, which such consideration shall be in the form of cash.
“Non-Core Asset Purchaser” means Intelco, Inc., a Mississippi corporation.
“Non-Core Asset Transactions” has the meaning set forth in Section 2.19.
“Non-Core Asset Transaction Documents” means the Asset Purchase Agreement between Opco and Non-Core Asset Purchaser executed concurrent with this Agreement and attached as Exhibit C together with the other transaction documents contemplated thereby.
“Non-Employee Optionholder Letter of Transmittal” has the meaning set forth in Section 2.11(e).
“Offer Letters” has the meaning set forth in the recitals.
“Opco” has the meaning set forth in the recitals.
“Open Source License” means any license meeting the Open Source Definition (as promulgated by the Open Source Initiative) or the Free Software Definition (as promulgated by the Free Software Foundation), or any substantially similar license, including but not limited to any license approved by the Open Source Initiative, or any Creative Commons License. For avoidance of doubt, Open Source Licenses include without limitation Copyleft Licenses.
“Open Source Materials” means any software or content subject to an Open Source License.
“Option” means any option to purchase Holdco Common Stock granted under the Stock Option Plan and still outstanding as of immediately prior to the Effective Time.
“Optionholder” means a holder of an Option.
“Optionholder Transmittal Letters” means, collectively, the Employee Optionholder Transmittal Letters and the Non-Employee Optionholder Transmittal Letters.

“Ordinary Course” means in the ordinary course of the Business, consistent with past practice.
“Out-of-Money Options” means Options having an exercise price in excess of the Closing Per Share Merger Consideration, calculated for this purpose as if all Options were included in clause (c) of the definition of “Closing Merger Consideration” and in the definition of “Fully Diluted Share Number.”
“Owned Real Property” has the meaning set forth in Section 3.09(a).
“Parent” has the meaning set forth in the preamble.
“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities.
“Permitted Encumbrances” means (i) liens for Taxes not yet due and payable; landlords’, lessors’, mechanics, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the Ordinary Course or amounts that are not delinquent; or (ii) easements, rights of way, zoning ordinances and other similar encumbrances affecting Real Property that are not material in amount or do not detract in any material respect from the value of or impair in any material respect the existing use of the Real Property affected by such encumbrance.
“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.
“Post-Closing Adjustment” has the meaning set forth in Section 2.17(b)(ii).
“Post-Closing Tax Period” means any taxable period beginning after the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period beginning after the Closing Date.
“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period ending on and including the Closing Date.
“Pre-Closing Taxes” means any Taxes of the FNC Entities for any Pre-Closing Tax Period; including, with respect to any Pre-Closing Tax Period that begins prior to but does not end on the Closing Date:
(a)    in the case of Taxes (i) based upon, or related to, income, receipts, profits, wages, capital or net worth, (ii) imposed in connection with the sale, transfer or assignment of property, or (iii) required to be withheld, deemed equal to the amount which would be payable if the taxable year ended with the Closing Date; and
(b)    in the case of Taxes imposed on a periodic basis with respect to the assets of the FNC Entities, deemed to be the amount of such Taxes for the entire period multiplied by a fraction the numerator of which is the number of days in the period ending on the Closing Date and the denominator of which is the number of days in the entire period.
“Privacy Statement” has the meaning set forth in Section 3.12(n).
“Pro Rata Share” means, with respect to any Shareholder or Optionholder, such Person’s ownership interest in Holdco as of immediately prior to the Effective Time, determined by dividing (a) the number of Shares owned of record by such Person as of immediately prior to the Effective time, plus the number of Shares issuable upon exercise of all In-Money Options held by such Person as of immediately prior to the Effective Time, by (b) the Fully Diluted Share Number.
“Purchase Price” means Four Hundred Seventy-Five Million Dollars ($475,000,000).
“Purchase Price Adjustment Escrow Amount” means $4,750,000.
“Purchase Price Adjustment Escrow Fund” has the meaning set forth in Section 2.12(a)(i).
“Real Property” means the real property owned, leased or subleased by the FNC Entities, together with all buildings, structures, facilities, fixtures and improvements located thereon, including the Owned Real Property and the Leased Real Property.
“Real Property Leases” has the meaning set forth in Section 3.09(b).
“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the Environment (including, without limitation, ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).
“Remedies Exception” means the applicable bankruptcy, insolvency, reorganization, moratorium and other similar existing or future Laws relating to or limiting creditors’ rights generally, and general principles of equity relating to the availability of specific performance and injunctive and other forms of equitable relief.
“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.
“Representative Losses” has the meaning set forth in Section 9.01(c).
“Requisite Shareholder Vote” has the meaning set forth in Section 3.02(a).
“Resolution Period” has the meaning set forth in Section 2.17(c)(ii).
“Restrictive Covenant Agreements” has the meaning set forth in the recitals.
“Review Period” has the meaning set forth in Section 2.17(c)(i).
“Shareholder Letter of Transmittal” has the meaning set forth in Section 2.11(c).

“Shareholder Representative” has the meaning set forth in the preamble.
“Shareholder Representative Expense Amount” means $300,000.
“Shareholder Representative Expense Fund” has the meaning set forth in Section 2.12(a)(ii).
“Shareholders” has the meaning set forth in the recitals.
“Shares” has the meaning set forth in Section 2.08(a).
“Statement of Objections” has the meaning set forth in Section 2.17(c)(ii).
“Stock Option Plan” means, together, (i) the FNC Holding Company, Inc. Non-Employee Stock Option Plan (Amended and Restated), (ii) the FNC Holding Company, Inc. Nonqualified Stock Option Plan (Amended and Restated), and (iii) FNC Holding Company, Inc. 2010 Nonqualified Stock Option Plan.
“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, limited liability company, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof.
“Surviving Corporation” has the meaning set forth in Section 2.01.
“Taxes” means (a) all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, withholding, payroll, employment, unemployment, excise, severance, environmental, stamp, occupation, property (real or personal), windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties and (b) any liability for amounts described in clause (a) as a result of being a member of an affiliated, consolidated, combined, unitary or similar, as a result of being a partner in a partnership, holder of any interest in any entity, as a transferee or successor, by contract or pursuant to Law or otherwise.
“Tax Indemnity Escrow Amount” means $4,800,000.
“Tax Indemnity Escrow Fund” has the meaning set forth in Section 2.12(a)(iii)
“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
“Terminated Employee” has the meaning set forth in Section 5.04(a).

“Tosh Receivable” means the total amount outstanding and owed by Dennis S. Tosh, Jr. to Holdco (if any) on the Closing Date pursuant to (i) that certain Employment Agreement dated August 2, 2012 between Dennis Stone Tosh, Jr. and Holdco and (ii) that certain promissory note dated July 2, 2012 by Dennis S. Tosh, Jr. in favor of Opco, which such amount shall be paid in cash by Dennis S. Tosh on or at the Closing.
“Transaction Expenses” means, without duplication, all fees and expenses incurred by the FNC Entities, any Affiliate of the FNC Entities, or any employee, shareholder or the Shareholder Representative, each on behalf of FNC, in connection with the preparation, negotiation and execution of this Agreement and the Ancillary Documents, and the performance and consummation of the Transactions, including (i) any fees and expenses of investment bankers, financial advisors, legal counsel, accountants or other professional advisors, (ii) all premiums and related costs for any directors’ and officers’ liability insurance policies purchased by the FNC Entities in connection with the Transactions, (iii) all sale, change-of-control, “stay-around,” retention, tax gross-up or similar bonuses or payments to current or former directors, employees (including Terminated Employees) and other service providers of the FNC Entities paid or payable, in whole or in part, as a result of or in connection with the Transactions (including all employer-side Taxes associated with any such payments and/or the payment of consideration for the In-Money Options and Transaction Expenses set forth on Section 3.18 of the Disclosure Schedules), other than any amounts owed to Continuing Employees following the Closing as a result of any action taken by Parent or the Surviving Corporation after the Closing, (iv) the Incentive Bonuses (including all employer-side Taxes associated with any such Incentive Bonuses), (v) to the extent not included in clause (iii) of this paragraph, all amounts owed to Terminated Employees as contemplated by Section 5.04(a) (including all employer-side Taxes associated with any such amounts owed), and (vi) the amount payable by FNC at the Closing as matching contributions under the 401(k) Plan.
“Transactions” has the meaning set forth in Section 2.01.
“Transfer Taxes” has the meaning set forth in Section 6.01(b).
“Union” has the meaning set forth in Section 3.19(c).
“Voting Agreements” has the meaning set forth in the recitals.

ARTICLE II
THE MERGER
Section 2.01    The Merger. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the MBCA, at the Effective Time, (a) Merger Sub will merge with and into Holdco, and (b) the separate corporate existence of Merger Sub will cease and Holdco will continue its corporate existence under the MBCA as the surviving corporation in the Merger (sometimes referred to herein as the “Surviving Corporation”), shall be wholly owned by Parent and shall succeed to and assume all rights and obligations of Merger Sub and Holdco in accordance with the MBCA. The Merger together with the other transactions contemplated by this Agreement and the Ancillary Documents are collectively referred to as the “Transactions.”

Section 2.02    Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) shall take place at 1:00 p.m., Oxford, Mississippi time, no later than five Business Days after the last of the conditions to Closing set forth in Article VII have been satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date), at the offices of Butler Snow LLP, 1020 Highland Colony Parkway, Suite 1400, Ridgeland, MS 39157, or at such other time or on such other date or at such other place as Holdco and Parent may mutually agree upon in writing (the day on which the Closing takes place being the “Closing Date”).
Section 2.03    Closing Deliverables.
(a)    At or prior to the Closing, Holdco shall deliver to Parent the following:
(i)    the Escrow Agreement duly executed by Shareholder Representative and the Escrow Agent;
(ii)    an exchange agent agreement duly executed by Shareholder Representative and the Exchange Agent, in a form mutually acceptable to Holdco, Shareholder Representative and Parent (the “Exchange Agent Agreement”);
(iii)    resignations of all directors and officers of the FNC entities, each as set forth on Section 2.03(a)(iii) of the Disclosure Schedules, effective as of the Closing Date;
(iv)    a certificate, dated the Closing Date and signed by a duly authorized officer of Holdco, that each of the conditions set forth in Section 7.02(a), Section 7.02(b) and Section 7.02(c) have been satisfied;
(v)    a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Holdco certifying that attached thereto are true and complete copies of (i) the FNC Charter Documents, (ii) all resolutions adopted by the Holdco Board authorizing the execution, delivery and performance of this Agreement and the Ancillary Documents and the consummation of the Transactions, (iii) resolutions of the Shareholders approving the Merger and adopting this Agreement (including a certificate of the vote of the Shareholders at the Holdco Shareholders Meeting), together with a certification that all such resolutions are in full force and effect and are all the resolutions adopted by FNC in connection with the Transactions;
(vi)    a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Holdco certifying the names and signatures of the officers of Holdco authorized to sign this Agreement, the Ancillary Documents and the other documents to be delivered hereunder and thereunder;
(vii)    for each FNC Entity other than FNC. Br Servicos em Tecnologia DA Informacão Ltda., a good standing certificate (or its equivalent) from the Secretary of State of Mississippi and each state in which such FNC Entity is qualified to do business as a foreign corporation as of a date no more than ten Business Days prior to the Closing Date;

(viii)    for FNC. Br Servicos em Tecnologia DA Informacão Ltda., (a) a certificate issued by the Board of Trade evidencing the corporate characteristics of the entity and corporate documents registered thereby and (b) clearance certificates concerning tax debts;
(ix)    at least three Business Days prior to the Closing, the Closing Transaction Expenses Certificate;
(x)    at least three Business Days prior to the Closing, the Closing Indebtedness Certificate;
(xi)    the Estimated Closing Statement contemplated in Section 2.17(a);
(xii)    the Consideration Spreadsheet contemplated in Section 2.18;
(xiii)    the FIRPTA Statement;
(xiv)    (A) payoff letter(s) or invoice(s) relating to the payment of all Indebtedness and Transaction Expenses payable to third-party service providers, which payoff letter(s) or invoice(s) were delivered prior to the Closing Date, and (B) evidence of releases of all Encumbrances (other than any Permitted Encumbrances) related to the assets and properties of the FNC Entities or written confirmations from beneficiaries of such Encumbrances confirming that such Encumbrances will be released upon payment of the Indebtedness;
(xv)    an opinion dated the Closing Date of Butler Snow LLP, counsel to FNC, as to the matters set forth on Exhibit D; and
(xvi)    such other documents or instruments as Parent reasonably requests and are reasonably necessary to consummate the Transactions.
(b)    At the Closing, Parent shall deliver to Holdco (or such other Person as may be specified herein) the following:
(i)    the Escrow Agreement duly executed by Parent;
(ii)    the Exchange Agent Agreement duly executed by Parent;
(iii)    payment to the Exchange Agent by wire transfer of immediately available funds an amount equal to that portion of the Closing Merger Consideration payable pursuant to Section 2.08 in exchange for Shares and Section 2.09 in exchange for cancellation of In-Money Options held by non-employees of the FNC Entities;
(iv)    payment to Holdco or its designee payroll service provider by wire transfer of immediately available funds an amount equal to that portion of the Closing Merger Consideration payable pursuant to Section 2.09 in exchange for cancellation of In-Money Options held by employees of the FNC Entities;

(v)    payment to the Escrow Agent by wire transfer of immediately available funds the Purchase Price Adjustment Escrow Amount, the Shareholder Representative Expense Amount and the Tax Indemnity Escrow Amount as set forth in Section 2.12;
(vi)    payment to third parties by wire transfer of immediately available funds that amount of money due and owing from the FNC Entities to such third parties as Transaction Expenses as set forth on the Closing Transaction Expenses Certificate; provided that payments of the Incentive Bonuses or any other employee compensatory amounts at Closing shall be delivered to FNC’s current payroll provider for payment to the intended recipient;
(vii)    payment to holders of outstanding Indebtedness, if any, by wire transfer of immediately available funds that amount of money due and owing from the FNC Entities to such holder of outstanding Indebtedness as set forth on the Closing Indebtedness Certificate;
(viii)    a certificate, dated the Closing Date and signed by a duly authorized officer of Holdco, that each of the conditions set forth in Section 7.03(a) and Section 7.03(b) have been satisfied;
(ix)    a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Parent and Merger Sub certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors and shareholders, as applicable, of Parent and Merger Sub authorizing the execution, delivery and performance of this Agreement and the Ancillary Documents and the consummation of the Transactions, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the Transactions;
(x)    a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Parent and Merger Sub certifying the names and signatures of the officers of Parent and Merger Sub authorized to sign this Agreement, the Ancillary Documents and the other documents to be delivered hereunder and thereunder; and
(xi)    such other documents or instruments as Holdco reasonably requests and are reasonably necessary to consummate the Transactions.
Section 2.04    Effective Time. Subject to the provisions of this Agreement, at the Closing, Holdco, Parent and Merger Sub shall cause articles of merger (the “Articles of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Mississippi in accordance with Section 79-4-11.06 of the MBCA and shall make all other filings or recordings required under the MBCA. The Merger shall become effective at such time as the Articles of Merger has been duly filed with the Secretary of State of the State of Mississippi or at such later date or time as may be agreed by Holdco and Parent in writing and specified in the Articles of Merger in accordance with the MBCA (the effective time of the Merger being hereinafter referred to as the “Effective Time”).

Section 2.05    Effects of the Merger. The Merger shall have the effects set forth herein and in the applicable provisions of the MBCA. Without limiting the generality of the foregoing, and subject thereto, from and after the Effective Time, all property, rights, privileges, immunities, powers, franchises, licenses and authority of Holdco and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions and duties of each of Holdco and Merger Sub shall become the debts, liabilities, obligations, restrictions and duties of the Surviving Corporation.
Section 2.06    Articles of Incorporation; Bylaws. At the Effective Time, (a) the articles of incorporation of Merger Sub as in effect immediately prior to the Effective Time shall become the articles of incorporation of the Surviving Corporation until thereafter amended in accordance with the terms thereof or as provided by applicable Law, and (b) the bylaws of Merger Sub as in effect immediately prior to the Effective Time shall become the bylaws of the Surviving Corporation until thereafter amended in accordance with the terms thereof, the articles of incorporation of the Surviving Corporation or as provided by applicable Law; provided, however, in each case, that the name of the corporation set forth therein shall be changed to the name of Holdco.
Section 2.07    Directors and Officers. The directors and officers of Merger Sub, in each case, immediately prior to the Effective Time shall, from and after the Effective Time, be the directors and officers, respectively, of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the articles of incorporation and bylaws of the Surviving Corporation.
Section 2.08    Effect of the Merger on Common Stock. Upon the terms and subject to the conditions of this Agreement, at the Effective Time, as a result of the Merger and without any action on the part of Parent, Merger Sub, Holdco or any Shareholder:
(a)    Cancellation of Certain Holdco Common Stock. Shares of Holdco Common Stock (the “Shares”) that are owned by Parent, Merger Sub or Holdco (as treasury stock or otherwise) or any of their respective direct or indirect wholly owned Subsidiaries shall automatically be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.
(b)    Conversion of Holdco Common Stock. Each Share issued and outstanding immediately prior to the Effective Time (other than (i) Shares to be cancelled and retired in accordance with Section 2.08(a), and (ii) Dissenting Shares) shall be converted into the right to receive the Closing Per Share Merger Consideration, in cash, without interest, together with any amounts that may become payable in respect of such Share in the future from the Escrow Funds as provided in this Agreement and the Escrow Agreement or in respect of the Post-Closing Adjustment, at the respective times and subject to the contingencies specified herein and therein.
(c)    Conversion of Merger Sub Capital Stock. Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one newly issued, fully paid and non-assessable share of common stock of the Surviving Corporation.

Section 2.09    Treatment of Options and Corporate Actions.
(a)    At the Effective Time, each Option that is outstanding and unexercised immediately prior to the Effective Time, whether or not then vested or exercisable, shall be, by virtue of the Merger, cancelled and each Optionholder shall cease to have any rights with respect thereto other than the right to receive with respect to In-Money Options (i) an amount in cash, without interest, equal to the product of (x) the aggregate number of Shares subject to such In-Money Option, multiplied by (y) the excess of the Closing Per Share Merger Consideration over the per share exercise price under such In-Money Option, and (ii) any amounts that may become payable in respect of such In-Money Option in the future from the Escrow Funds as provided in this Agreement and the Escrow Agreement or in respect of the Post-Closing Adjustment, in each case, at the respective times and subject to the contingencies specified herein and therein. After the Effective Time, each Optionholder shall only be entitled to the payments described in this Section 2.09. For the avoidance of doubt, all Out-of-Money Options shall be cancelled and shall not have any right to receive any consideration in respect thereof.
(b)    At or prior to the Effective Time, Holdco, the Holdco Board and the compensation committee of the Holdco Board, as applicable, shall adopt any resolutions and take any actions necessary to effectuate the provisions of Section 2.09(a).
Section 2.10    Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary, including Section 2.08, Shares issued and outstanding immediately prior to the Effective Time (other than Shares cancelled in accordance with Section 2.08(a)) and held by a holder who has not voted in favor of adoption of this Agreement or consented thereto in writing and who has properly exercised appraisal rights of such Shares in accordance with Article 13 of the MBCA (such Shares being referred to collectively as the “Dissenting Shares” until such time as such holder fails to perfect or otherwise loses such holder’s appraisal rights under the MBCA with respect to such Shares) shall not be converted into a right to receive a portion of the Merger Consideration, but instead shall be entitled to only such rights as are granted by Article 13 of the MBCA; provided, however, that if, after the Effective Time, such holder fails to perfect, withdraws or loses such holder’s right to appraisal pursuant to Article 13 of the MBCA or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Article 13 of the MBCA, such Shares shall be treated as if they had been converted as of the Effective Time into the right to receive the portion of the Merger Consideration, if any, to which such holder is entitled pursuant to Section 2.08(b), without interest thereon. Prior to the Effective Time, Holdco agrees to provide Parent prompt written notice (and in no event more than two Business Days) of any demands received by Holdco for appraisal of Shares, any withdrawal of any such demand and any other demand, notice or instrument delivered to Holdco prior to the Effective Time pursuant to the MBCA that relates to such demand, and Parent shall have the opportunity and right to direct all negotiations and proceedings with respect to such demands. Except with the prior written consent of Parent, Holdco shall not make any payment with respect to, or settle or offer to settle, any such demands.
Section 2.11    Surrender and Payment.

(a)    At the Effective Time, all Shares and all Options outstanding immediately prior to the Effective Time shall automatically be cancelled and retired and shall cease to exist, and, subject to Section 2.10, each holder of a certificate formerly representing any Shares (each, a “Certificate”) and each holder of record of an Option shall cease to have any rights as a shareholder of Holdco or a holder of Options.
(b)    Prior to the Effective Time, each of Parent and Shareholder Representative shall appoint the Exchange Agent to act as the exchange agent in the Merger. The Exchange Agent will be paid fifty percent (50%) by Parent and fifty percent by Holdco (with Holdco’s portion being treated as a Transaction Expense for purposes of this Agreement).
(c)    As promptly as practicable following the Effective Time, Parent shall cause the Exchange Agent to mail to each Shareholder a letter of transmittal in a form reasonably acceptable to Parent and Holdco (a “Shareholder Letter of Transmittal”) and instructions for use in effecting the surrender of Certificates in exchange for the applicable portion of Merger Consideration pursuant to Section 2.08(b). Promptly upon receipt of a Certificate, together with a Shareholder Letter of Transmittal duly completed and validly executed in accordance with the instructions thereto, and any other customary documents that Parent or the Exchange Agent may reasonably require in connection therewith, Parent shall cause the Exchange Agent to pay to the holder of such Certificate a cash amount as provided in Section 2.08(b) with respect to such Certificate so surrendered and the Certificate shall forthwith be cancelled. No interest shall be paid or shall accrue on any cash payable upon surrender of any Certificate. Until so surrendered, each outstanding Certificate that prior to the Effective Time represented shares of Holdco Common Stock (other than Dissenting Shares) shall be deemed from and after the Effective Time, for all purposes, to evidence the right to receive the portion of the Merger Consideration as provided in Section 2.08(b). If after the Effective Time, any Certificate is presented to the Exchange Agent, it shall be cancelled and exchanged as provided in this Section 2.11.
(d)    As promptly as practicable following the Effective Time, Parent shall cause the Exchange Agent to mail to each Optionholder that is an employee of an FNC Entity letters of transmittal in a form reasonably acceptable to Parent and Holdco (an “Employee Optionholder Letter of Transmittal”) and instructions for completing, executing and returning such Employee Optionholder Letter of Transmittal. Promptly upon receipt of an Employee Optionholder Letter of Transmittal duly completed and validly executed in accordance with the instructions thereto, and any other customary documents that Parent may reasonably require in connection therewith, Parent shall cause FNC’s current payroll provider, on behalf of Holdco, to pay to such Optionholder the cash amount such Optionholder has the right to receive pursuant to Section 2.09(a), with respect to the In-Money Options in respect of which the Employee Optionholder Letter of Transmittal was delivered. No interest shall be paid or shall accrue on any cash payable upon any In-Money Options.
(e)    As promptly as practicable following the Effective Time, with respect to a non-employee Optionholder, Parent shall cause the Exchange Agent to mail to each Optionholder who is not an employee of an FNC Entity a letter of transmittal in a form reasonably acceptable to Parent and Holdco (each, a “Non-Employee Optionholder Letter of Transmittal”) and instructions for completing, executing and returning such Non-Employee Optionholder Letter of Transmittal. Promptly upon receipt of a Non-Employee Optionholder Letter of Transmittal duly completed and validly executed in accordance with the instructions thereto, and any other customary documents that Parent or the Exchange Agent may reasonably require in connection therewith, Parent shall cause the Exchange Agent to pay to such Optionholder a cash amount as provided in Section 2.09(a) with respect to the In-Money Options in respect of which the Non-Employee Optionholder Letter of Transmittal was delivered. No interest shall be paid or shall accrue on any cash payable upon any In-Money Options.
(f)    Each Shareholder and Optionholder shall also be entitled to any amounts that may be payable in the future in respect of the Shares formerly represented by such Certificate and the cancelled In-Money Options from the Escrow Funds as provided in this Agreement and the Escrow Agreement and on account of the Post-Closing Adjustment, at the respective time and subject to the contingencies specified herein and therein. Unless otherwise provided herein, no interest shall be paid or accrued for the benefit of Shareholders or Optionholders on the Merger Consideration.
(g)    If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition to such payment that (i) such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer, and (ii) the Person requesting such payment shall pay to the Exchange Agent any transfer or other Tax required as a result of such payment to a Person other than the registered holder of such Certificate or establish to the reasonable satisfaction of the Exchange Agent that such Tax has been paid or is not payable.
(h)    Any portion of the Merger Consideration that remains unclaimed by the Shareholders and Optionholders 12 months after the Effective Time shall be automatically returned to Parent by the Exchange Agent, and any such Shareholder or Optionholder who has not exchanged Certificates or delivered Optionholder Transmittal Letters for the Merger Consideration in accordance with this Section 2.11 prior to that time shall thereafter look only to Parent for payment of the Merger Consideration; provided, that any such portion of the Merger Consideration payable from the Escrow Funds shall be held and distributed to the Persons entitled thereof in accordance with the terms of this Agreement and the Escrow Agreement, at the respective times and subject to the contingencies specified herein and therein and any portion of the Post-Closing Adjustment to which the Shareholders or Optionholders may become entitled shall become payable at the times and subject to the contingencies specified herein. Notwithstanding the foregoing, Parent shall not be liable to any holder of Certificates for any amounts paid to a public official pursuant to applicable abandoned property, escheat or similar Laws.
(i)    Any portion of the Merger Consideration made available to the Exchange Agent in respect of any Dissenting Shares shall be automatically returned to Parent by the Exchange Agent.
Section 2.12    Escrow Funds.

(a)    In accordance with the Escrow Agreement and Section 2.03(b)(v), Parent shall deposit or cause to be deposited with the Escrow Agent:
(i)    the Purchase Price Adjustment Escrow Amount (such amount, including any interest or other amounts earned thereon and less any disbursements therefrom in accordance with the Escrow Agreement, the “Purchase Price Adjustment Escrow Fund”), to be held for the purpose of securing the obligations of the Shareholders and Optionholders in Section 2.17(d);
(ii)    the Shareholder Representative Expense Amount (such amount, including any interest or other amounts earned thereon and less any disbursements therefrom in accordance with the Escrow Agreement, the “Shareholder Representative Expense Fund”), to be held for the purpose of funding any expenses of Shareholder Representative arising in connection with the administration of Shareholder Representative’s duties in this Agreement after the Effective Time; and
(iii)    the Tax Indemnity Escrow Amount (such amount, including any interest or other amounts earned thereof and less any disbursement therefrom in accordance with the Escrow Agreement, the “Tax Indemnity Escrow Fund” and, together with the Purchase Price Adjustment Escrow Fund and the Shareholder Representative Expense Fund, the “Escrow Funds”), to be held for the purpose of paying any Local Taxes pursuant to Section 6.02(b).
(b)    The Escrow Agent will be paid fifty percent (50%) by Parent and fifty percent by Holdco (with Holdco’s portion being treated as a Transaction Expense for purposes of this Agreement).
Section 2.13    No Further Ownership Rights in Holdco Common Stock And Options. All Merger Consideration paid or payable upon the surrender of Certificates, and all Merger Consideration paid or payable in respect of the Options, in accordance with the terms hereof shall be deemed to have been paid or payable in full satisfaction of all rights pertaining to the Shares formerly represented by such Certificate and such Options, and from and after the Effective Time, there shall be no further registration of transfers of Shares on the stock transfer books of the Surviving Corporation. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be cancelled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in this Article II and elsewhere in this Agreement.
Section 2.14    Adjustments. Without limiting the other provisions of this Agreement, if at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of Holdco shall occur in accordance with the terms of this Agreement, including by reason of any reclassification, recapitalization, stock split (including reverse stock split), Option exercise or combination, exchange or readjustment of shares, or any stock dividend or distribution paid in stock, the Merger Consideration and any other amounts payable pursuant to this Agreement shall be appropriately adjusted to reflect such change.

Section 2.15    Withholding Rights. Each of the Exchange Agent, Parent, Merger Sub and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Article II such amounts as may be required to be deducted and withheld with respect to the making of such payment under any provision of Tax Law. To the extent that amounts are so deducted and withheld by the Exchange Agent, Parent, Merger Sub or the Surviving Corporation, as the case may be, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which the Exchange Agent, Parent, Merger Sub or the Surviving Corporation, as the case may be, made such deduction and withholding. The parties agree to cooperate to allow Parent, at its election, to effectuate such withholding by means acceptable to Parent, including by paying the applicable portion of the Merger Consideration for which such withholding is required to the Surviving Corporation and causing the Surviving Corporation to withhold the applicable amounts through the Surviving Corporation’s payroll system. Except for such withholding rights, the recipient of any payments payable pursuant to this Agreement is solely responsible for any and all liabilities for Taxes that may arise with respect to any Merger Consideration or other amounts payable pursuant to this Agreement.
Section 2.16    Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall issue, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the Shares formerly represented by such Certificate as contemplated under this Article II. Parent may in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificate to provide to Parent an indemnity agreement in reasonably customary form and amount against any claim that may be made against Parent with respect to the Certificate alleged to have been lost, stolen or destroyed.
Section 2.17    Working Capital Adjustment.
(a)    Closing Adjustment.
(i)    At least three Business Days before the Closing, Holdco shall prepare and deliver to Parent a statement (“Estimated Closing Statement”) setting forth its good faith estimate of (A) the Closing Working Capital (the “Estimated Closing Working Capital”) prepared and calculated in a manner consistent with the application of GAAP and the calculation set forth on Exhibit E, which such estimate will contain an estimated consolidated balance sheet of Holdco as of the Closing Date (giving effect to the Non-Core Asset Transactions, but without giving effect to the other Transactions), (B) Cash of the FNC Entities as of the open of business on the Closing Date (“Estimated Closing Cash”), (C) Indebtedness of the FNC Entities as of the open of business on the Closing Date (the “Estimated Closing Indebtedness”), and (D) Transaction Expenses as of the Closing (the “Estimated Closing Transaction Expenses”). The Estimated Closing Statement will contain a certificate of the Chief Financial Officer of Holdco that the Estimated Closing Statement was prepared in accordance with GAAP, applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Audited Financial Statements for the most recent fiscal year end as if such Estimated Closing Statement was being prepared and audited as of a fiscal year end, and consistent with the calculation set forth on Exhibit E.
(ii)    The “Estimated Closing Adjustment” shall be an amount equal to the Estimated Closing Working Capital minus $4,740,000 (which such amount may be a positive or negative number).
(b)    Post-Closing Adjustment.
(i)    Within 60 days after the Closing Date, Parent shall cause the Surviving Corporation to prepare and deliver to Shareholder Representative a statement (the “Closing Statement”) setting forth its calculation of (i) the Closing Working Capital prepared and calculated in a manner consistent with the application of GAAP and the calculation set forth on Exhibit E, which such estimate will contain a consolidated balance sheet of Holdco as of the Closing Date (giving effect to the Non-Core Asset Transactions, but without giving effect to the other Transactions), (B) Cash of the FNC Entities as of the close of business on the day immediately preceding the Closing Date (the “Closing Cash”), (C) Indebtedness of the FNC Entities as of immediately prior to the Closing (the “Closing Indebtedness”), and (D) Transaction Expenses as of the Closing (the “Closing Transaction Expenses”). The Closing Statement will contain a certificate of an officer of the Surviving Corporation that the Closing Statement was prepared in accordance with GAAP, applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Audited Financial Statements for the most recent fiscal year end as if such Closing Statement was being prepared and audited as of a fiscal year end, and consistent with the calculation set forth on Exhibit E.
(ii)    The “Post-Closing Adjustment” shall be an amount equal to the sum of (i) the Closing Working Capital minus the Estimated Closing Working Capital, (ii) the Closing Cash minus the Estimated Closing Cash, (iii) the Closing Indebtedness minus the Estimated Closing Indebtedness, and (iv) the Closing Transaction Expenses minus the Estimated Closing Transaction Expenses, which such total may be a positive or negative number.

(c)    Examination and Review.
(i)    Examination. After receipt of the Closing Statement, Shareholder Representative shall have 30 days (the “Review Period”) to review the Closing Statement. During the Review Period, Shareholder Representative and its accountants shall have reasonable access to the books and records of the Surviving Corporation, the personnel of, and work papers prepared by, Parent and/or its accountants to the extent that they relate to the Closing Statement and to such historical financial information (to the extent in Parent’s possession) relating to the Closing Statement as Shareholder Representative may reasonably request for the purpose of reviewing the Closing Statement and to prepare a Statement of Objections (defined below), provided, that such access shall be in a manner that does not interfere with the normal business operations of Parent or the Surviving Corporation.
(ii)    Objection. On or prior to the last day of the Review Period, Shareholder Representative may object to the Closing Statement by delivering to Parent a written statement setting forth its objections in reasonable detail, indicating each disputed item or amount and the basis for its disagreement therewith (the “Statement of Objections”). If Shareholder Representative fails to deliver the Statement of Objections before the expiration of the Review Period, the Closing Statement and the Post-Closing Adjustment, as the case may be, reflected in the Closing Statement shall be deemed to have been accepted by Shareholder Representative. If Shareholder Representative delivers the Statement of Objections before the expiration of the Review Period, Parent and Shareholder Representative shall negotiate in good faith to resolve such objections within 30 days after the delivery of the Statement of Objections, or such other period of time as Parent and Shareholder Representative shall agree to in writing (the “Resolution Period”), and, if the same are so resolved within the Resolution Period, the Post-Closing Adjustment and the Closing Statement with such changes as may have been previously agreed in writing by Parent and Shareholder Representative, shall be final and binding.
(iii)    Resolution of Disputes. If Shareholder Representative and Parent fail to reach an agreement with respect to all of the matters set forth in the Statement of Objections before expiration of the Resolution Period, then any amounts remaining in dispute (“Disputed Amounts”) shall be submitted for resolution to the office of Ernst & Young or, if Ernst & Young is unable to serve, Parent and Shareholder Representative shall appoint by mutual agreement the office of an impartial nationally recognized firm of independent certified public accountants (the “Independent Accountant”) who, acting as experts and not arbitrators, shall resolve the Disputed Amounts only and make any adjustments to the Post-Closing Adjustment, as the case may be, and the Closing Statement. Any adjustments with respect to Disputed Amounts must be within the range of values assigned to each such item in the Closing Statement and the Statement of Objections, respectively. The parties hereto agree that all adjustments shall be made without regard to materiality.
(iv)    Fees of the Independent Accountant. The fees and expenses of the Independent Accountant shall be paid by Shareholder Representative (on behalf of the Shareholders and Optionholders), on the one hand, and by Parent, on the other hand, based upon the percentage that the amount actually contested but not awarded to Shareholder Representative or Parent, respectively, bears to the aggregate amount actually contested by Shareholder Representative and Parent based on the proportionate deviation of the respective adjustment amounts proposed by Parent and Shareholder Representative, as set forth in the Closing Statement in the case of Parent and the Statement of Objections in the case of Shareholder Representative, from the determination of the final adjustment amounts made by the Independent Accountant. Any such fees and expenses payable by Shareholder Representative shall be paid from the Shareholder Representative Expense Fund to the extent available or, if not available, paid from the Escrow Funds.
(v)    Determination by Independent Accountant. The Independent Accountant shall make a determination as soon as practicable within 30 days (or such other time as the parties hereto shall agree in writing) after the Independent Accountant’s engagement, and absent manifest error, the Independent Accountant’s resolution of the Disputed Amounts and their adjustments to the Closing Statement and/or the Post-Closing Adjustment shall be conclusive and binding upon the parties hereto.
(d)    Payment of Post-Closing Adjustment.
(i)    If the Post-Closing Adjustment is a negative number, Shareholder Representative and Parent shall, no later than three Business Days after the final determination of the Post-Closing Adjustment, jointly instruct the Escrow Agent to disburse from the Purchase Price Adjustment Escrow Fund by wire transfer of immediately available funds (A) to Parent, the Post-Closing Adjustment, (B) to the Exchange Agent, for distribution to the Shareholders and non-employee Optionholders in accordance with their Pro Rata Shares, such Shareholders’ and Optionholders’ aggregate Pro Rata Share of any amounts remaining in the Purchase Price Adjustment Escrow Fund, and (C) to the Surviving Corporation, for distribution to the employee Optionholders in accordance with their Pro Rata Shares, such Optionholders’ aggregate Pro Rata Share of any amounts remaining in the Purchase Price Adjustment Escrow Fund.
(ii)    If the Post-Closing Adjustment is a positive number, Parent shall, no later than three Business Days after the final determination of the Post-Closing Adjustment, (A) deposit with the Exchange Agent, for distribution to the Shareholders and non-employee Optionholders in accordance with their Pro Rata Shares, such Shareholders’ and Optionholders’ aggregate Pro Rata Share of the Post-Closing Adjustment, (B) deposit with the Surviving Corporation, for distribution to the employee Optionholders in accordance with their Pro Rata Shares, such Optionholders’ aggregate Pro Rata Share of the Post-Closing Adjustment, and (C) Shareholder Representative and Parent shall jointly instruct the Escrow Agent to disburse from the Purchase Price Adjustment Escrow Fund by wire transfer of immediately available funds (1) to the Exchange Agent, for distribution to the Shareholders and non-employee Optionholders in accordance with their Pro Rata Shares, such Shareholders’ and Optionholders’ aggregate Pro Rata Share of the Purchase Price Adjustment Escrow Fund, and (2) to the Surviving Corporation, for distribution to the employee Optionholders in accordance with their Pro Rata Shares, such Optionholders’ aggregate Pro Rata Share of the Purchase Price Adjustment Escrow Fund.

(iii)    If the Post-Closing Adjustment is zero, Parent and Shareholder Representative will jointly instruct the Escrow Agent to disburse the Purchase Price Adjustment Escrow Fund by wire transfer of immediately available funds (a) to the Exchange Agent, for distribution to the Shareholders and non-employee Optionholders in accordance with their Pro Rata Shares, such Shareholders’ and Optionholders’ aggregate Pro Rata Share of the Purchase Price Adjustment Escrow Fund, and (B) to the Surviving Corporation, for distribution to the employee Optionholders in accordance with their Pro Rata Shares, such Optionholders’ aggregate Pro Rata Share of the Purchase Price Adjustment Escrow Fund.
(iv)    The amount of any Post-Closing Adjustment shall bear interest from and including the Closing Date to but excluding the date of payment at a rate per annum equal to the Wall Street Journal Prime Rate as published in such newspaper on the Closing Date. Such interest shall be calculated daily on the basis of a 365 day year and the actual number of days elapsed, without compounding. Any distributions to Shareholders and Optionholders shall be less any fees payable by Shareholder Representative under this Section 2.17 and not otherwise paid by Shareholder Representative.
(v)    The parties agree that the procedures set forth in this Section 2.17(d) for resolving disputes with respect to the Closing Statement and calculations of Closing Working Capital, Closing Cash, Closing Indebtedness and/or the Closing Transaction Expenses constitutes the sole and exclusive method for resolving any such disputes, provided that this provision will not prohibit any party from instituting an Action to enforce the ruling of the Independent Accountant. The Parties further agree that the Purchase Price Adjustment Escrow Fund shall be the sole source for any payment of the Post-Closing Adjustment amount in accordance with this Section 2.17.
(e)    Adjustments for Tax Purposes. Any payments made pursuant to Section 2.17 shall be treated as an adjustment to the Purchase Price by the parties for Tax purposes, unless otherwise required by Law.
Section 2.18    Consideration Spreadsheet.
(a)    At least three Business Days before the Closing and concurrently with the delivery of the Estimated Closing Statement, Holdco shall prepare and deliver to Parent a spreadsheet in a form mutually acceptable to both parties (the “Consideration Spreadsheet”), certified by the Chief Financial Officer of Holdco, which shall set forth, as of the Closing Date and immediately prior to the Effective Time, the following:
(iii)    the names and addresses of all Shareholders and the number of Shares held by such Persons;
(iv)    the names and addresses of all Optionholders, together with the number of Shares subject to Options held by such Optionholders, the grant date, exercise price and vesting schedule for such Options;

(v)    detailed calculations of the Closing Merger Consideration, Fully Diluted Share Number and Closing Per Share Merger Consideration;
(vi)    each Shareholder’s and Optionholder’s Pro Rata Share (as a percentage interest and the interest in dollar terms) of the Closing Merger Consideration;
(vii)    each Shareholder’s and Optionholder’s Pro Rata Share (as a percentage interest and the interest in dollar terms) of the amount to be contributed to the Escrow Funds; and
(viii)    such other relevant information which Parent may reasonably request.
(b)    The parties agree that Parent and Merger Sub shall be entitled to rely on the Consideration Spreadsheet in making payments under Article II and Parent and Merger Sub shall not be responsible for the calculations or the determinations regarding such calculations in such Consideration Spreadsheet.
Section 2.19    Non-Core Asset Transactions. The Parties agree that, no later than immediately prior to the Closing and in exchange for the Non-Core Asset Consideration, FNC will consummate the transactions set forth in the Non-Core Asset Transaction Documents (such transactions, the “Non-Core Asset Transactions”) and Holdco will deliver to Parent written evidence that the Non-Core Asset Transactions have been completed. In completing the Non-Core Asset Transactions, FNC will not modify or deviate from the Non-Core Asset Transaction Documents without the prior written consent of Parent and the Person that is the recipient of any Non-Core Asset shall be liable for any Transfer Taxes resulting from the transfer of such Non-Core Asset. Parent and Merger Sub agree that FNC may execute and deliver any and all bills of sale, deeds, or other documents reasonably required under the Non-Core Asset Transaction Documents in order to effectuate the Non-Core Asset Transactions, provided that Parent will be provided with the opportunity to review and comment on such documents prior to their execution.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF HOLDCO
Except as set forth in a correspondingly numbered or lettered Section of the Disclosure Schedules specifically referencing a representation or warranty herein, Holdco represents and warrants to Parent and Merger Sub that the statements contained in this Article III are true and correct as of the date hereof and, contingent upon the Closing occurring, shall be true and correct as of immediately prior to the Closing.
Section 3.01    Organization and Qualification. Each of the FNC Entities is duly organized, validly existing and (in jurisdictions in which such concept is applicable) in good standing under the Laws of its jurisdiction of formation and has all requisite corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its Business, as applicable. Section 3.01 of the Disclosure Schedules sets forth each jurisdiction in which an FNC Entity is licensed or qualified to do business, and each FNC Entity is duly licensed or qualified to do business and (in jurisdictions in which such concept is applicable) is in good standing in every jurisdiction where the character of the properties owned, leased or operated by it or the conduct of the Business requires it to be so licensed or qualified. Holdco has heretofore delivered to Parent (or Parent’s Representatives) true and complete copies of the currently effective articles of incorporation, bylaws and other organizational documents of the FNC Entities, each as amended to date (the “FNC Charter Documents”). No FNC Entity is in violation of any of the FNC Charter Documents.
Section 3.02    Authority; Board Approval.
(c)    Holdco has all requisite corporate power and authority to enter into, deliver and perform its obligations under this Agreement and each of the Ancillary Documents to which it is a party and, subject to adoption of this Agreement by the affirmative vote of Shareholders representing a majority of the outstanding Shares (“Requisite Shareholder Vote”) and the adoption of resolutions by the Holdco Board as contemplated by this Agreement, to consummate the Transactions. The execution, delivery and performance by Holdco of this Agreement and any Ancillary Document to which it is a party and the consummation by Holdco of the Transactions, including the Merger, have been duly and validly approved and authorized by all requisite corporate action on the part of Holdco and no other corporate proceedings on the part of any FNC Entity is necessary to authorize the execution, delivery and performance of this Agreement or to consummate the Transactions, including the Merger, subject only, in the case of consummation of the Merger, to the receipt of the Requisite Shareholder Vote. The Requisite Shareholder Vote will be obtained in a manner fully in accordance with Law and is the only vote or consent of the holders of any class or series of Holdco’s capital stock required to approve and adopt this Agreement and the Ancillary Documents, approve the Merger and consummate the Transactions, including the Merger. This Agreement has been duly executed and delivered by Holdco, and (assuming due authorization, execution and delivery by each other party hereto) this Agreement constitutes a legal, valid and binding obligation of Holdco enforceable against Holdco in accordance with its terms, subject to the Remedies Exception. When each Ancillary Document to which Holdco is or will be a party has been duly executed and delivered by Holdco (assuming due authorization, execution and delivery by each other party thereto), such Ancillary Document will constitute a legal and binding obligation of Holdco enforceable against it in accordance with its terms, subject to the Remedies Exception.
(d)    The Holdco Board, by resolutions duly adopted by unanimous vote at a meeting duly called and held and, as of the date hereof, not subsequently rescinded or modified in any way, has, as of the date hereof (i) determined that this Agreement and the Transactions, including the Merger, are advisable, fair to, and in the best interests of, the Shareholders and Holdco, (ii) approved and declared advisable this Agreement, the “plan of merger” (as such term is used in Section 79-4-11.02 of the MBCA) contained in this Agreement and the Transactions, including the Merger, in accordance with the MBCA, (iii) resolved to recommend that the Shareholders adopt this Agreement, including the “plan of merger” set forth in this Agreement, and approve the Merger (collectively, the “Holdco Board Recommendation”).
Section 3.03    No Conflicts; Consents. The execution, delivery and performance by Holdco of this Agreement and the Ancillary Documents to which it is a party, and the consummation of the Transactions, including the Merger, do not and will not: (i) conflict with or result in a violation or breach of, or default under, any provision of the FNC Charter Documents; (ii) subject to, in the case of the Merger, obtaining the Requisite Shareholder Vote, materially conflict with or result in a material violation or breach of any Law or Governmental Order applicable to the FNC Entities; (iii) require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, or loss of rights under, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Material Contract or any material Permit affecting the properties, assets or Business of the FNC Entities; or (iv) result in the creation or imposition of any material Encumbrance other than Permitted Encumbrances on any properties or assets of the FNC Entities. No consent, approval, Permit, Governmental Order, registration, declaration or filing with, or notice to, any Governmental Authority is necessary or required to be made or obtained by or with respect to the FNC Entities in connection with the execution, delivery and performance of this Agreement and the Ancillary Documents and the consummation of the Transactions, except for the filing of the Articles of Merger with the Secretary of State of Mississippi and such filings as may be required under the HSR Act and the expiration of the required waiting period thereunder.
Section 3.04    Capitalization.
(a)    The authorized capital stock of Holdco consists of 13,000,000 Shares and 1,000,000 shares of preferred stock, of which (i) 9,499,210 Shares and zero shares of preferred stock are issued and outstanding, and (ii) 3,500,790 Shares are authorized but not issued as of the close of business on the date of this Agreement. Section 3.04(a) of the Disclosure Schedules sets forth, as of the date hereof, (i) the name of each Person that is the registered owner of any Shares and the number of Shares owned by such Person, and (ii) a list of all holders of outstanding Options, including the number of Shares subject to each such Option, the specific Stock Option Plan such Option was granted under, the grant date, exercise price and vesting schedule for such Option, the extent to which such Option is vested and exercisable, whether such Option was granted as an incentive or non-qualified stock option, and the date on which such Option expires. No shares of the capital stock of Holdco are issued or outstanding as of the date hereof that are not set forth on Section 3.04(a) of the Disclosure Schedules, and no such shares will be issued or outstanding as of the Closing Date that are not set forth on Section 3.04(a) of the Disclosure Schedules. Holdco has delivered to Parent (or Parent’s Representatives) true and complete copies of each Stock Option Plan and the standard form of option agreement and any stock option agreements that differ from such standard form.
(b)    Section 3.04(b) of the Disclosure Schedules sets forth a complete and accurate list of (i) the authorized and outstanding shares of capital stock of the FNC Entities (other than Holdco) and (ii) the holders thereof. No shares of the capital stock of such other FNC Entities are issued or outstanding as of the date hereof that are not set forth on Section 3.04(b) of the Disclosure Schedules, and no such shares will be issued or outstanding as of the Closing Date that are not set forth on Section 3.04(b) of the Disclosure Schedules.
(c)    Except for currently outstanding Options to purchase 1,839,472 Shares, which have been granted to employees (including former employees) or directors pursuant to the Stock Option Plan, (i) no subscription, warrant, option, convertible or exchangeable security, or other right (contingent or otherwise) to purchase or otherwise acquire equity securities of any FNC Entity is authorized or outstanding, and (ii) there is no commitment by any FNC Entity to issue shares, subscriptions, warrants, options, convertible or exchangeable securities, or other such rights or to distribute to holders of any of its respective equity securities any evidence of indebtedness or asset, to repurchase or redeem any securities of any FNC Entity or to grant, extend, accelerate the vesting of, change the price of, or otherwise amend any warrant, option, convertible or exchangeable security or other such right. There are no declared or accrued unpaid dividends with respect to any Shares or outstanding shares of common stock of any FNC Entity.
(d)    All issued and outstanding shares of capital stock of the FNC Entities are, and all Shares which may be issued pursuant to the exercise of Options, when issued in accordance with the applicable security, will be, (i) duly authorized, validly issued, fully paid and non-assessable; (ii) issued in compliance with or not subject to any right of rescission, right of first refusal or preemptive rights between an FNC Entity and another Person, the FNC Charter Documents or any agreement to which an FNC Entity is a party, (iii) offered, issued, sold and delivered by an FNC Entity in compliance with all requirements of Law and all requirements set forth in applicable Contracts; and (iv) free of any Encumbrances created by an FNC Entity in respect thereof.
(e)    No outstanding Shares or shares of capital stock of any FNC Entity are subject to vesting or forfeiture rights or repurchase by any FNC Entity. There are no outstanding or authorized stock appreciation, dividend equivalent, phantom stock, profit participation or other similar rights with respect to any FNC Entity or any of its securities. Other than pursuant to the FNC Charter Documents, there are no voting agreements, registration rights, rights of first refusal, co-sale rights or other similar restrictions to which an FNC Entity is a party and are applicable to any outstanding securities of any FNC Entity.
Section 3.05    Financial Statements. Complete copies of Holdco’s audited financial statements consisting of the balance sheet of Holdco as of December 31 in each of the years 2009, 2010, 2011, 2012, 2013, and 2014 and the related statements of income and retained earnings, shareholders’ equity and cash flows for the years then ended (the “Audited Financial Statements”), and unaudited financial statements consisting of the balance sheet of Holdco as of October 31, 2015 and the related statements of income and retained earnings, shareholders’ equity and cash flows for the ten-month period then ended (the “Interim Financial Statements” and together with the Audited Financial Statements, the “Financial Statements”) have been delivered to Parent and are included at Section 3.05 of the Disclosure Schedules. The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the applicable period, subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be materially adverse to Holdco) and the absence of notes (that, if presented, would not differ materially from those presented in the Audited Financial Statements). The Financial Statements are based on and are in accordance with the books and records of the Business, and fairly present in all material respects the financial condition, results of operations and cash flows of Holdco as of the dates thereof and for the periods indicated. The accounts receivable reflected on the Financial Statements (a) arose from bona fide transactions in the Ordinary Course, (b) to FNC’s Knowledge, are collectable in the Ordinary Course and (c) require no further goods or services in order to entitle Holdco to collect. The balance sheet of Holdco as of December 31, 2014 is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date” and the balance sheet of Holdco as of October 31, 2015 is referred to herein as the “Interim Balance Sheet” and the date thereof as the “Interim Balance Sheet Date”. Holdco maintains a standard system of accounting established and administered in accordance with GAAP.
Section 3.06    Undisclosed Liabilities. Holdco has no liabilities, obligations or commitments of a type required to be reflected on a balance sheet prepared in accordance with GAAP, except (a) those which are adequately reflected or reserved against in the Interim Balance Sheet, (b) those which have been incurred in the Ordinary Course since the Interim Balance Sheet Date (none of which results from, arises out of or relates to any breach of Contract, breach of warranty, tort or infringement), (c) liabilities and obligations contemplated by this Agreement, (d) those constituting Transaction Expenses, or (e) executory liabilities expressly provided for in any of Holdco’s Contracts and that are not required to be reflected in the Financial Statements under GAAP.
Section 3.07    Absence of Certain Changes, Events and Conditions. Other than (i) in the Ordinary Course and/or (ii) relating only to the Non-Core Assets, since the Interim Balance Sheet Date there has not been, with respect to the FNC Entities, any:
(d)    event, occurrence or development that has had or could reasonably be expected to result in a Material Adverse Effect;
(e)    amendment of the FNC Charter Documents;
(f)    split, combination or reclassification of any shares of its capital stock;
(g)    issuance, sale or other disposition of any of its capital stock (other than in connection with the exercise of then-outstanding Options), or grant of any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of its capital stock;
(h)    declaration, setting aside or payment of any dividends or distributions on or in respect of any of its capital stock or any direct or indirect redemption, purchase or acquisition of its capital stock;
(i)    change in any method of accounting or accounting practice of any FNC Entity (including any change in depreciation or amortization policies or rates or revenue recognition policies) or any revaluation of any of its assets, except as required by GAAP or as disclosed in the notes to the Financial Statements;
(j)    entry into any Contract that would constitute a Material Contract;
(k)    incurrence, assumption or guarantee of any indebtedness or liability for borrowed money for itself or with respect to the obligations of other Persons, except unsecured current obligations and liabilities incurred in the Ordinary Course;
(l)    transfer, assignment, sale or other disposition of any of the assets shown or reflected in the Balance Sheet or cancellation of any debts or entitlements;
(m)    transfer, assignment or grant of any license or sublicense of any material rights under or with respect to any FNC Intellectual Property or FNC IP Agreements;
(n)    damage, destruction or loss (whether or not covered by insurance) to any material property or asset;
(o)    any capital investment in, or any loan, advance or capital contribution to, any other Person, including any officers, directors or Shareholders of the FNC Entities or any firm or business enterprise in which FNC has Knowledge that any such Person had a direct or indirect material interest at the time of such investment, loan, advance, or capital contribution (excluding for purposes of this Section 3.07(l), any advances by the FNC Entities to their employees in the Ordinary Course);
(p)    (i) acceleration, termination, material modification to or cancellation of any Material Contract, specifically excluding (A) any renewal of any Material Contract on terms and conditions that are not materially less favorable (when taken as a whole) than previously existing and (B) any termination of a Material Contract due to the expiration of the term of such Material Contract, or (ii) any material default by it under a Material Contract;
(q)    any capital expenditures in excess of $100,000 in the aggregate;
(r)    (i) incurrence, creation or assumption of any Encumbrance upon any FNC Entity’s properties, capital stock or assets, tangible or intangible, other than Permitted Encumbrances or (ii) payment or discharge of any Encumbrance on any FNC Entity’s properties, capital stock or assets, tangible or intangible, that was not either shown on the Interim Balance Sheet, incurred in the Ordinary Course after the Interim Balance Sheet Date in an amount not in excess of $50,000 for any single liability to a particular creditor or which constituted Transaction Expenses;
(s)    (i) increase in any wages, salary, severance, pension or other compensation or benefits in respect of its current or former employees, officers, directors, independent contractors or consultants, other than as expressly required in any written Contracts which have been delivered to Parent, (ii) change in the terms of employment for any employee or any termination of any employees, or (iii) action to accelerate the vesting or payment of any compensation or benefit for any current or former employee, officer, director, independent contractor or consultant except as may be required by Section 2.09;
(t)    hiring any person with an annual salary of more than $75,000;
(u)    change with respect to its management, supervisory or other key personnel or any labor dispute or claim of unfair labor practices;
(v)    adoption, modification or termination of any: (i) employment, severance, retention or other agreement with any current or former employee, officer, director, independent contractor or consultant or (ii) Benefit Plan;
(w)    other than as set forth in subclause (l) above, any loan to (or forgiveness of any loan to), or entry into any other transaction with, any of the Shareholders or current or former directors, officers or employees;
(x)    entry into a new line of business or abandonment or discontinuance of an existing lines of business;
(y)    except for the Merger, adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;
(z)    purchase, lease or other acquisition of the right to own, use or lease any property or assets for an amount in excess of $50,000, individually (in the case of a lease, per annum) or $100,000 in the aggregate (in the case of a lease, for the entire term of the lease, not including any option term), except for purchases of inventory or supplies in the Ordinary Course;
(aa)    acquisition by merger or consolidation with, or by purchase of all or substantially all of the assets or stock of, or by any other manner, any business or any Person or any division thereof;
(bb)    institute or settle any Action that involved more than $100,000;
(cc)    action by any FNC Entity to make, change or rescind any Tax election, change any tax method of accounting, amend any Tax Return or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset of Parent in respect of any Post-Closing Tax Period, if any such action is material to an FNC Entity’s business or operations; or
(dd)    any Contract to do any of the foregoing, or any action or omission that would result in any of the foregoing.
Section 3.08    Material Contracts.

(c)    Section 3.08(a) of the Disclosure Schedules lists the following Contracts to which an FNC Entity is a party or by which any of its respective assets are bound (the Contracts required to be disclosed in Section 3.08(a) of the Disclosure Schedules, collectively, the “Material Contracts”):
(i)    governing the borrowing of money or the guarantee or the repayment of any outstanding Indebtedness, or granting of Encumbrances on any property or asset of the FNC Entities, other than Permitted Encumbrances;
(ii)    providing for the employment of any Person;
(iii)    containing covenants limiting the freedom of the FNC Entities to compete in any line of business, with any Person, or in any geographic area or market;
(iv)    concerning the use by any FNC Entity of any Intellectual Property of any other Person, other than licenses of generally available, off-the-shelf software;
(v)    concerning the use of any FNC Intellectual Property by any other Person, other than non-exclusive end user license agreements granted in the Ordinary Course;
(vi)    restricting the use by any FNC Entity of any FNC Intellectual Property;
(vii)    with any Affiliate, director, officer, employee or Shareholder of an FNC Entity or Affiliates of any of the Shareholders;
(viii)    providing for (a) the future or ongoing purchase, maintenance or acquisition of products and services by an FNC Entity in excess of an aggregate of $100,000 in any 12-month period, and (b) the sale or furnishing of products or services by an FNC Entity in excess of an aggregate of $100,000 in any 12-month period;
(ix)    granting to any Person a first refusal, first offer or similar preferential right to purchase or acquire any material asset or property of an FNC Entity;
(x)    Real Property Leases;
(xi)    pertaining to the lease of any tangible personal property in excess of an aggregate of $100,000 in any 12-month period;
(xii)    containing a “most favored nation” pricing agreement, agreements to take back or exchange goods other than in the Ordinary Course or consignment or similar arrangements with a customer or supplier;
(xiii)    involving a joint venture or partnership or similar arrangement with any other Person in which an FNC Entity is a participant;
(xiv)    with a Governmental Authority;

(xv)    involving management services, consulting services, support services or any other similar services for an FNC Entity (other than employment agreements);
(xvi)    involving the acquisition of any business enterprise whether via stock or asset purchase or otherwise, in excess of $100,000; or
(xvii)    granting a power of attorney to any Person to act on behalf of an FNC Entity.
(d)    Subject to the Remedies Exception, each Material Contract is valid and binding on the FNC Entity party thereto in accordance with its terms and is in full force and effect. Each applicable FNC Entity is performing in all material respects all of the obligations required to be performed by it, and as of the date hereof, no FNC Entity or, to FNC’s Knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under) in any material respect, or has provided or received any notice of any intention to terminate, cancel or modify, any Material Contract. No event or circumstance has occurred with respect to an FNC Entity or, to FNC’s Knowledge, with respect to any other contracting party, that, with notice or lapse of time or both, would constitute an event of default under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. Complete and correct copies of each Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been delivered to Parent.
Section 3.09    Real Property.
(a)    Section 3.09(a) of the Disclosure Schedules identifies the parcels of Real Property that are owned by Opco (the “Owned Real Property”) together with (i) the street address of each parcel of Owned Real Property and (ii) the current use of such property. No other FNC Entity owns or has ever owned any Real Property. Opco is in possession of all Owned Real Property and has good and marketable fee simple title to such Owned Real Property, free and clear of all Encumbrances except Permitted Encumbrances. Holdco has delivered to Parent true, complete and correct copies of the deeds and other instruments (as recorded) by which Opco acquired such Real Property, and copies of all title insurance policies, opinions, abstracts and surveys in the possession of FNC and relating to the Real Property.
(b)    Section 3.09(b) of the Disclosure Schedules sets forth a true and complete description of all Leased Real Property together with (i) the street address of each parcel of Leased Real Property; (ii) the landlord under the Real Property Lease, the rental amount currently being paid, and the expiration of the term of such Real Property Lease; and (iii) the current use of such Leased Real Property. Holdco has delivered to Parent a true and correct copy of each lease, license, or occupancy agreement, and any amendments thereto and any agreements referred to within such lease, license or occupancy agreement, with respect to the Leased Real Property, which such Real Property Leases are listed on Section 3.09(b) of the Disclosure Schedules (collectively, the “Real Property Leases”). With respect to each Real Property Lease: (x) all rents, deposits and additional rents due pursuant to such Real Property Lease have been paid in full and no security deposit or portion thereof has been applied in respect of a breach or default under such Real Property Lease that has not been redeposited in full, (y) no FNC Entity has received any written notice that it is in default under any Real Property Lease, and (z) all of the Real Property Leases are in full force and effect. No Affiliate of any FNC Entity or the Shareholders is the owner or lessor of any Leased Real Property.
(c)    The Real Property is in good condition and repair (subject to normal wear and tear) and sufficient for the operation of the Business of as it is currently conducted. No FNC Entity has subleased, licensed or otherwise granted any Person the right to use or occupy any of the Leased Real Property.
(d)    No FNC Entity is a sublessor or grantor under any sublease or other instrument granting to any other Person any right to the possession, lease, occupancy or enjoyment of any Leased Real Property. The use and operation of the Real Property in the conduct of the Business does not violate in any material respect any Law, covenant, condition, restriction, easement, license, permit or agreement.
(e)    No material improvements constituting a part of the Owned Real Property encroach on real property owned or leased by a Person other than Opco.
(f)    There are no Actions pending nor, to FNC’s Knowledge, threatened against or affecting the Real Property or any portion thereof or interest therein in the nature or in lieu of condemnation or eminent domain proceedings.
Section 3.10    Personal Property. Each FNC Entity has good and valid title to, or a valid leasehold interest in, all tangible personal property used in the conduct of the Business (including tangible personal property reflected in the Interim Financial Statements or acquired after the Interim Balance Sheet Date, other than properties and assets sold or otherwise disposed of in accordance with the terms of this Agreement and in the Ordinary Course since the Interim Balance Sheet Date). The tangible personal property is in good condition and repair (ordinary wear and tear excepted), sufficient for the continued operation of the Business, and reflected on the Balance Sheet to the extent required under GAAP to be so reflected. All properties and assets (including leasehold interests) are free and clear of Encumbrances except for Permitted Encumbrances. There are no leases, subleases, licenses, options, rights, concessions or other agreements, written or oral, granting to any Person the right of use of any portion of such item of personal property and there are no options or rights of first refusal in favor of any other Person to purchase any such item of personal property or any portion thereof or interest therein. To FNC’s Knowledge, there are no Persons (other than the FNC Entities and their respective employees, consultants, agents or other contractors in the performance of their duties for the FNC Entities) who are in possession of or who are using any such item of personal property.
Section 3.11    Condition of Assets. The buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property owned or leased by any FNC Entity are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property is in need of maintenance or repairs, except for ordinary, routine maintenance, repairs, and replacements that are not material in nature or cost.
Section 3.12    Intellectual Property.
(a)    Section 3.12(a) of the Disclosure Schedules contains a complete and accurate list of all FNC Products, including version number (if applicable).
(b)    Section 3.12(b) of the Disclosure Schedules lists all (i) FNC IP Registrations, including for each such FNC IP Registration, the recorded owner or assignee, jurisdiction of filing or registration, application or filing number, application or filing date, registration or issuance number, and registration or issuance date, and any actions due with respect to such FNC IP Registration (including, without limitation, any payment of fees for the filing, renewal, or maintenance of such FNC IP Registration or responses to office actions) within 180 days following the date of this Agreement, and (ii) FNC Intellectual Property, including software, that are not registered but that are material to the Business or operations. All required filings and fees related to the FNC IP Registrations have been timely filed with and paid to the relevant Governmental Authorities and authorized registrars, and all FNC IP Registrations are otherwise in good standing.
(c)    All FNC Intellectual Property (including FNC IP Registrations) are and after the Closing Date will be fully transferable, alienable, and licensable by an FNC Entity without restriction and without payment of any kind to any third party and without approval of any third party, including any Governmental Authority to the extent such FNC Intellectual Property was transferable, alienable, and licensable by an FNC Entity prior to the Closing Date.
(d)    Section 3.12(d) of the Disclosure Schedules lists all FNC IP Agreements that are material to the conduct of the Business, including any agreements containing a grant of any exclusive rights to or from an FNC Entity or any restrictions that would impair or restrict an FNC Entity’s use, distribution, sale, licensing, or other exploitation of the FNC Intellectual Property (excluding shrink-wrap, click-wrap or other similar agreements for commercially available off-the-shelf software available for less than $25,000 in the aggregate and nondisclosure agreements, customer, supplier and distributor contracts entered into in the Ordinary Course, and licenses or grants of rights ancillary to commercial agreements entered into in the Ordinary Course (including with respect to supply, distribution, customer, reseller, retail and marketing agreements)). Holdco has delivered to Parent true and complete copies of all such FNC IP Agreements, including all modifications, amendments and supplements thereto and waivers thereunder. Each FNC IP Agreement is valid and binding on an FNC Entity in accordance with its terms and is in full force and effect. To FNC’s Knowledge, no FNC Entity nor any other party thereto is in breach of or default under (or is alleged to be in breach of or default under), or has provided or received any notice of breach or default of or any intention to terminate, any FNC IP Agreement.
(e)    Section 3.12(e) of the Disclosure Schedules lists all licenses granted by an FNC Entity of the source code of FNC Products (“FNC Source Code”) except for licenses granted pursuant to Contracts in the Ordinary Course between one or more FNC Entities and their respective customers. Other than as required by the Contracts in the Ordinary Course between one or more FNC Entities and their respective customers, no (i) FNC Source Code has been delivered, licensed or made available to any escrow agent or other Person who is not, as of the date of this Agreement, an employee or consultant of FNC or Parent (in the course of its diligence review) and (ii) no FNC Entity has a duty or obligation (whether present, contingent, or otherwise) to deliver, license or make available any FNC Source Code to any escrow agent or other Person. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, result in the delivery, license, or disclosure of any FNC Source Code to any Person.
(f)    To FNC’s Knowledge, an FNC Entity is the sole and exclusive legal and beneficial, and with respect to the FNC IP Registrations, record, owner of all right, title and interest in and to the FNC Intellectual Property, and has the valid right to use all other Intellectual Property used in or necessary for the conduct of the Business or operations, in each case, free and clear of Encumbrances other than Permitted Encumbrances. Without limiting the generality of the foregoing, for the last ten years, each FNC Entity has entered into binding, written agreements with every current and former employee, and with every current and former independent contractor, whereby such employees and independent contractors (i) assign to such FNC Entity any ownership interest and right they may have in the FNC Intellectual Property; (ii) acknowledge the FNC Entity’s exclusive ownership of all FNC Intellectual Property; and (iii) no employee in any such written agreement has excluded any material Intellectual Property used in the Business from any assignment of, or agreement to assign, Intellectual Property to an FNC Entity.
(g)    Neither the execution of this Agreement nor the consummation of the Transactions will cause or result in Parent, Merger Sub, or any FNC Entity, under any Contract to which an FNC Entity is bound (i) granting to any third party any right to or with respect to any FNC Intellectual Property (other than rights granted by an FNC Entity prior to the Closing Date to FNC Intellectual Property owned by such FNC Entity prior to the Closing Date); (ii) being bound by, or subject to, any non-compete or other material restriction on the operation or scope of the Business; or (iii) being obligated to pay any royalties or other fees or consideration with respect to Intellectual Property in excess of those payable by an FNC Entity in the absence of this Agreement and the Transactions.
(h)    To FNC’s Knowledge, the FNC Entities’ rights in the FNC Intellectual Property are valid, subsisting and enforceable pursuant to applicable Law. The FNC Entities have taken all reasonable steps to maintain the FNC Intellectual Property and to protect and preserve the confidentiality of all proprietary information or trade secrets included in the FNC Intellectual Property or received from third parties, including requiring all Persons having access thereto to execute written non-disclosure agreements.
(i)    The conduct of the Business as currently and formerly conducted, including the design, development, use, import, branding, advertising, promotion, marketing, manufacture, provision, delivery, and, and licensing of the FNC Products, does not infringe, misappropriate, or otherwise violate the Intellectual Property or other rights of any Person, and, to FNC’s Knowledge, (i) no FNC Entity has received written notice from any Person claiming that any of the foregoing has occurred nor, to FNC’s Knowledge, is there any basis therefor; and (ii) no Person is infringing, misappropriating, or otherwise violating, any FNC Intellectual Property. No FNC Entity has brought any Actions against any Person with respect to any FNC Intellectual Property. Notwithstanding anything to the contrary in this Agreement, this Section 3.12 constitutes the sole representation and warranty of Holdco under this Agreement with respect to any actual or alleged infringement, misappropriation or other violation by the FNC Entities of any Intellectual Property of any other Person.
(j)    There are no Actions (including any oppositions, interferences or re-examinations) settled, pending or, to FNC’s Knowledge, threatened (including in the form of offers to obtain a license): (i) alleging any infringement, misappropriation, dilution or violation of the Intellectual Property of any Person by an FNC Entity; (ii) challenging the validity, enforceability, registrability or ownership of any FNC Intellectual Property or an FNC Entity’s rights with respect to any FNC Intellectual Property; or (iii) by an FNC Entity or any other Person alleging any infringement, misappropriation, dilution or violation by any Person of the FNC Intellectual Property. No FNC Entity is subject to any outstanding or prospective Governmental Order (including any motion or petition therefor) that does or would restrict or impair the use or exploitation of any FNC Intellectual Property.
(k)    No government funding was used in the development of any FNC Intellectual Property. To FNC’s Knowledge, no Governmental Authority, university, college, other educational institution or research center has any claim or right in or to the FNC Intellectual Property.
(l)    All use, distribution, and exploitation of FNC Products or any other Open Source Materials by or through an FNC Entity is in material compliance with all Open Source Licenses applicable thereto, including without limitation all copyright notice and attribution requirements. No FNC Entity has used Copyleft Materials in a manner that requires the FNC Products, or any portion thereof, to be subject to any Copyleft License.
(m)    The computer, information technology and data processing systems, facilities and services used by any FNC Entity, including all software, hardware, networks, communications facilities, platforms and related systems and services in the custody or control of an FNC Entity, are reasonably sufficient for the existing needs of the Business.
(n)    For the last ten years, (i) a privacy statement (the “Privacy Statement”) regarding the collection, retention, use and distribution of the personal information of individuals, including from visitors to the websites of the FNC Entities, is and has been posted and accessible to individuals on each such website, (ii) each FNC Entity has completely and accurately described in the Privacy Statement the collection, retention, use, and distribution of personal information of individuals by the FNC Entities and all use of cookies, web beacons and other online tracking technologies that are used in connection with the websites of the FNC Entities (including by third parties), and (iii)

all versions of the Privacy Statement and the collection, retention, use, and distribution of personal information by any FNC Entity comply with all applicable Laws. Each FNC Entity has adequate technological and procedural measures in place to protect personal information collected against loss, theft and unauthorized access or disclosure and there have been no security breaches or instances of compromised personal information. No FNC Entity has received any, and, to FNC’s Knowledge, there are no, claims, notices or complaints regarding the information practices or the disclosure, retention or misuse of any personal information by any FNC Entity. The execution of this Agreement and the consummation of the Transactions will comply with all applicable Law and the Privacy Statement.
Section 3.13    Customers and Suppliers.
(a)    Section 3.13(a) of the Disclosure Schedules sets forth (i) each current customer who has paid aggregate consideration to an FNC Entity for goods or services rendered in an amount greater than or equal to $250,000 in the most recently completed fiscal year and for the ten-month period ended on the Interim Balance Sheet Date (collectively, the “Material Customers”); and (ii) the amount of consideration paid by each Material Customer during such periods. No FNC Entity has received any written notice or, to FNC’s Knowledge, oral notice that any Material Customer has ceased, or that such Material Customer intends to cease after the Closing, to use the goods or services of the FNC Entities, otherwise cancel or terminate any Contract with an FNC Entity prior to the expiration of the Contract term, or materially reduce or suspend its relationship and purchase of goods or services with an FNC Entity.
(b)    Section 3.13(b) of the Disclosure Schedules sets forth (i) each current supplier to whom an FNC Entity has paid consideration for goods or services rendered in an amount greater than or equal to $250,000 in the most recently completed fiscal year and for the ten-month period ended on the Interim Balance Sheet Date (collectively, the “Material Suppliers”); and (ii) the amount of purchases from each Material Supplier during such periods. No FNC Entity has received any written notice or, to FNC’s Knowledge, oral notice that any Material Supplier has ceased, or that such Material Supplier intends to cease, to supply goods or services to an FNC Entity, otherwise cancel or terminate any Contract with an FNC Entity prior to the expiration of the Contract term, or materially reduce or suspend its relationship and supply of goods or services with an FNC Entity.
Section 3.14    Insurance. Section 3.14 of the Disclosure Schedules sets forth each insurance policy maintained by an FNC Entity or with respect to which an FNC Entity is a named insured or otherwise the beneficiary of coverage (collectively, the “Insurance Policies”), including the name of the insurer under each Insurance Policy, the type of policy, and the coverage amount thereunder. Each Insurance Policy is in full force and effect, and, as of the date hereof, no FNC Entity has received any written notice or, to FNC’s Knowledge, oral threat of any cancellation, termination or material premium increase under any such Insurance Policy. There is no material claim pending under any Insurance Policy as to which coverage has been questioned, denied or disputed by the insurers of such Insurance Policies. All premiums due and payable under all such Insurance Policies have been timely paid, and the FNC Entities are otherwise in compliance in all material respects with the terms of such Insurance Policies. Complete and correct copies of each Insurance Policy have been delivered to Parent.
Section 3.15    Legal Proceedings; Governmental Orders.
(a)    There are no Actions pending or, to FNC’s Knowledge, threatened (a) against or by any FNC Entity affecting the Business or any FNC Entity’s properties or assets; (b) that involve an FNC Entity and any of the current or former officers, directors or employees of any FNC Entity, or (c) against or by an FNC Entity that challenges or seeks to prevent, enjoin or otherwise delay the Transactions. To FNC’s Knowledge, there is no reasonable basis for any Person to assert a material claim against any FNC Entity based upon Holdco’s entering into this Agreement or any Ancillary Document or consummating the Transactions, including the Merger.
(b)    There are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting any FNC Entity or any of its properties or assets.
Section 3.16    Compliance With Laws; Permits.
(f)    In the five years prior to this Agreement, each FNC Entity has complied and is currently in compliance in all material respects, with all Laws applicable to it or the Business, properties or assets.
(g)    Each FNC Entity holds all Permits, and has made all filings with Governmental Authorities, that are necessary for the operation of the Business without any material violation of Law and are valid and in full force and effect. All fees and charges with respect to such Permits or filings as of the date hereof have been paid in full. Section 3.16(b) of the Disclosure Schedules lists all current Permits issued to the FNC Entities, including the names of the Permits and their respective dates of issuance and expiration.
(h)    As of the date hereof and in the five years prior to this Agreement, no FNC Entity has received any written notice or other written communication, or to FNC’s Knowledge, any oral notice or other oral communication, from any Governmental Authority regarding (i) any actual or possible material violation of Law or any Permit or any failure to comply with any term or requirement of any Permit or (ii) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any material Permit.
(i)    No FNC Entity or, to FNC’s Knowledge, any director, officer, agent or employee has, for or on behalf of an FNC Entity (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; (ii) made, authorized, promised or offered to make any unlawful payments of money or other things of value to foreign government officials or employees or related parties, or to foreign political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended; or (iii) made any other payments in violation of Law.

(j)    None of the representations and warranties contained in this Section 3.16 shall be deemed to relate to environmental matters governed by Section 3.17, employee benefits matters governed by Section 3.18, employment matters governed by Section 3.19 or tax matters governed by Section 3.20.
Section 3.17    Environmental Matters.
(c)    Each FNC Entity is, and for the past five years has been, in material compliance with all Environmental Laws applicable to the Business and it has, and has timely applied for renewal of, all material Environmental Permits applicable to the Business. Section 3.17(a) of the Disclosure Schedules sets forth a complete list of such Permits and the expiration date of each.
(d)    Each FNC Entity is, and for the past five years has been, in material compliance with the respective requirements of all material Environmental Permits, and there is not now pending or, to FNC’s Knowledge, threatened, any material proceeding or claim against an FNC Entity in connection with any past or present noncompliance with Environmental Laws.
(e)    (i) There are no Hazardous Materials present on or in the Environment at any of the Real Property or at any formerly-owned or operated real property for which an FNC Entity could have material liability; (ii) to FNC’s Knowledge, no Person has permitted or conducted any Hazardous Activity with respect to the Owned Real Property, or with respect to Leased Real Property or formerly owned or operated real property for which an FNC Entity could reasonably be liable; (iii) no employee of any FNC Entity or other Person has been injured as a result of a Release of Hazardous Material at any facility currently or formerly operated by an FNC Entity; and (iv) no waste has been disposed of by an FNC Entity at any site or location that could give rise to material liability under any Environmental Law.
(f)    To FNC’s Knowledge, there are no underground storage tanks located on or underneath any Real Property, nor have any underground storage tanks been removed from any Owned Real Property except in compliance with applicable Environmental Laws. No Owned Real Property contains any dump, landfill, or toxic mold for which an FNC Entity could reasonably be liable. No FNC Entity has, by written contract or, to FNC’s Knowledge, by operation of Law, assumed any obligations or liabilities of any other Person (other than any assumption of obligations or liabilities of any predecessors of an FNC Entity) arising under any Environmental Law, or agreed to indemnify or hold harmless any other Person for any material violation of any Environmental Law or any material obligation or liability thereunder, or assumed any material liability for any Release of any Hazardous Materials.
(g)    All Phase One Environmental Site Assessments, Phase Two Environmental Site Assessments, and other environmental assessments or reports, and all environmental compliance audits of facilities now or formerly owned, leased, controlled or operated by an FNC Entity that are in FNC’s reasonable possession or control have been delivered to Parent.
Section 3.18    Employee Benefit Plans.

(a)    Benefit Plans. Section 3.18 of the Disclosure Schedules sets forth an accurate and complete list of each “employee benefit plan” within the meaning of Section 3(3) of ERISA, and each other material benefit, retirement, employment, compensation, incentive, stock option, restricted stock, stock appreciation right, phantom equity, change in control, severance, vacation, paid time off, fringe-benefit agreement, or any other agreement, plan, policy and program providing for direct or indirect compensation, whether or not reduced to writing, in effect and covering one or more employees, former employees of any FNC Entity, consultants or former consultants of an FNC Entity, current or former directors of an FNC Entity or the beneficiaries or dependents of any such Persons, and which are sponsored, maintained, or contributed to by an FNC Entity or an ERISA Affiliate, or pursuant to which an FNC Entity or an ERISA Affiliate has any material liability, contingent or otherwise (each, a “Benefit Plan”).
(b)    Plan Documents. With respect to each Benefit Plan, Holdco has delivered to Parent current, accurate, and complete copies of all material current plan documents, including any amendments, or, if no written plan document exists, a complete written description of such plan. In addition, Holdco has delivered to Parent with respect to each Benefit Plan: (i) the most recent summary plan description or, as applicable, insurance certificate, together with the summary or summaries of material modifications or supplements thereto, if applicable, (ii) the most recent IRS opinion or advisory letter, (iii) the most recent annual report (Form Series 5500 and all schedules and financial statements attached thereto), if any, (iv) all material correspondence to or from any Governmental Authority received within three years of the date of this Agreement, and (v) all trust agreements, administrative service agreements, group annuity contracts, and group insurance contracts.
(c)    Plan Qualification; Plan Administration. (i) Each Benefit Plan that is intended to be qualified under Section 401(a) of the Code is so qualified and can rely on a favorable opinion letter from the Internal Revenue Service to the prototype plan sponsor, and, to FNC’s Knowledge, nothing has occurred that could reasonably be expected to cause the loss of reliance on such opinion letter, (ii) except as described in Section 3.18(c) of the Disclosure Schedules, each current Benefit Plan has been administered in all material respects in accordance with its terms and all applicable Law, and (iii) the requirements of Part 6 of Subtitle B of Title I of ERISA and of Section 4980B of the Code have been met in all material respects with respect to each Benefit Plan that is a welfare benefit plan within the meaning of Section 3(1) of ERISA and is subject to such provisions. As of the date of this Agreement, there is no pending or, to FNC's Knowledge, threatened material claim or action (including any audit from a Governmental Authority) relating to a Benefit Plan, except routine claims in the Ordinary Course for benefits provided for by the Benefit Plans. No Benefit Plan has within the three years prior to the date of this Agreement been the subject of an examination or audit by a Governmental Authority. No “Prohibited Transaction,” within the meaning of Section 4975 of the Code or Sections 406 or 407 of ERISA and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Benefit Plan.

(d)    All Contributions and Premiums Paid. In all material respects, all required contributions, assessments, and premium payments on account of each Benefit Plan have been timely paid by the applicable due date in accordance with the terms of such Benefit Plan and applicable Law or have been accrued in accordance with GAAP.
(e)    No Liability. No FNC Entity nor any ERISA Affiliate has, within the preceding six years, maintained, contributed to, or been required to contribute to, a plan subject to Title IV of ERISA or Section 412 or 413 of the Code, including any “multiemployer plan” as defined in Section 4001(a)(3) of ERISA.
(f)    Retiree Benefits; Certain Welfare Plans. Except as required under Section 601 et seq. of ERISA or Section 4980B of the Code, or any analogous state Law, no Benefit Plan that is a welfare benefit plan within the meaning of Section 3(1) of ERISA provides benefits or coverage in the nature of health, life or disability benefits following retirement or other termination of employment (other than death benefits when the termination occurs upon death).
(g)    Ability to Terminate Plans. Each Benefit Plan can be amended, terminated or otherwise discontinued after the Closing in accordance with its terms, without material liability to Parent, any FNC Entity or any of their ERISA Affiliates other than ordinary administrative expenses typically incurred in a termination event (including the termination costs associated with plan administrative and fiduciary agreements).
(h)    No Other Benefit Commitments. There has been no amendment to, announcement by any FNC Entity or any of its ERISA Affiliates relating to, or change in employee participation or coverage under, any Benefit Plan that would materially increase the annual expense of maintaining such plan above the level of the expense incurred for the most recently completed fiscal year with respect to any director, officer, employee, independent contractor or consultant, as applicable. No FNC Entity nor any of its ERISA Affiliates has any commitment or obligation or has made any representations to any director, officer, employee, independent contractor or consultant, whether or not legally binding, to adopt, amend, modify or terminate any Benefit Plan.
(i)    Transaction-Based Compensation. There is no existing contract, plan, or arrangement that, individually or collectively, could give rise to the payment as a result of the Transactions of any amount that (i) would constitute an “excess parachute payment” within the meaning of Section 280G of the Code or (ii) would not be deductible by an FNC Entity or Parent by reason of Section 280G of the Code. The execution of this Agreement and the consummation of the Transactions (alone or together with any other event which, standing alone, would not by itself trigger such entitlement or acceleration) will not (x) entitle any current or former employees of any FNC Entity to any payment, forgiveness of indebtedness, vesting, distribution, or increase in benefits under or with respect to any Benefit Plan, (y) otherwise trigger any acceleration of vesting or payment of benefits under or with respect to any Benefit Plan, or (z) trigger any obligation to fund any Benefit Plan.

(j)    Section 409A. Each Benefit Plan that constitutes a nonqualified deferred compensation plan within the meaning of Section 409A of the Code has been operated and maintained in all material respects in operational and documentary compliance with Section 409A of the Code and applicable guidance thereunder. No FNC Entity nor an ERISA Affiliate is a party to an existing contract, plan, or arrangement that provides for the gross-up or reimbursement of Taxes, including any Taxes imposed under Section 409A or 4999 of the Code.
(k)    Non-U.S. Plans. No FNC Entity nor an ERISA Affiliate maintains any Benefit Plans outside the jurisdiction of the United States.
Section 3.19    Employment Matters.
(a)    Section 3.19(a) of the Disclosure Schedules contains a complete and accurate list of all persons who are employees of an FNC Entity as of the date hereof, including any employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full or part time and whether exempt or non-exempt under applicable state, federal or foreign overtime regulations); (iii) employer; (iv) hire date; (v) visa type (if any), (vi) current annual base compensation rate; (vii) commission, bonus or other incentive-based compensation; (viii) a description of the fringe benefits provided to each such individual as of the date hereof; (ix) vacation accrual rate, and (x) accrued but unused vacation. As of the date hereof, all compensation, including wages, commissions and bonuses, payable to all employees of the FNC Entities for services performed on or prior to the date hereof have been paid in full (or accrued in full on the consolidated balance sheet contained in the Closing Statement) and there are no outstanding agreements, understandings or commitments of an FNC Entity with respect to any compensation, commissions or bonuses. Section 3.19(a) of the Disclosure Schedules also accurately lists all independent contractors of the FNC Entities as of the date hereof, and for each such independent contractor, his or her: (A) total compensation (including all payments or benefits of any type received to date), (B) current hourly rate compensation or base pay, and (C) commencement date with such FNC Entity.
(b)    In all material respects, each FNC Entity has correctly classified employees as exempt employees and non-exempt employees under the Fair Labor Standards Act and other Laws. All employees are legally permitted to be employed by an FNC Entity in the jurisdiction in which such employee is employed in their current job capacities for the maximum period permitted by Law. All independent contractors providing services to an FNC Entity have been properly classified as independent contractors for purposes of federal and applicable state Tax Laws, Laws applicable to employee benefits and other Laws. No FNC Entity has employment or consulting Contracts currently in effect that are not terminable at will (other than indemnification agreements entered into in the Ordinary Course and agreements with the sole purpose of providing for the confidentiality of proprietary information or assignment of inventions, which agreements in each case have been delivered to Parent).

(c)    No FNC Entity is a party to, bound by, or negotiating any collective bargaining agreement or other Contract with a union, works council or labor organization (collectively, “Union”), and, to FNC’s Knowledge (i) there is not any Union representing or purporting to represent any employee of an FNC Entity and (ii) no Union or group of employees is seeking or has sought to organize employees for the purpose of collective bargaining. There has never been, nor has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor disruption or dispute affecting an FNC Entity or any of its employees.
Section 3.20    Taxes.
(a)    All Taxes required to be paid by the FNC Entities have been timely paid and no FNC Entity has any liability for unpaid Pre-Closing Taxes, except (x) for which Holdco has established adequate reserves in accordance with GAAP or (y) that are reflected as a reduction in the calculation of the Merger Consideration.
(b)    Each FNC Entity has filed all Tax Returns required to be filed on or before the Closing Date. Such Tax Returns are true, complete and correct in all material respects. All material Taxes due and owing by an FNC Entity (whether or not shown on any Tax Return) have been paid.
(c)    Each FNC Entity has withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, shareholder or other party, and complied with all information reporting and backup withholding provisions of applicable Law.
(d)    No written claim has been made within the past the three taxable years by any taxing authority in any jurisdiction where an FNC Entity does not file Tax Returns that it is, or may be, subject to Tax by that jurisdiction.
(e)    No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of the FNC Entities.
(f)    The amount of the FNC Entities’ liability for unpaid Taxes for all periods ending on or before the Closing Date does not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) reflected on the Financial Statements. The amount of the FNC Entities’ liability for unpaid Taxes for all periods following the end of the recent period covered by the Financial Statements shall not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) as adjusted for the passage of time in accordance with the past custom and practice of the FNC Entities (and which accruals shall not exceed comparable amounts incurred in similar periods in prior years).
(g)    Section 3.20(g) of the Disclosure Schedules sets forth:
(i)    the taxable years of the FNC Entities as to which the applicable statutes of limitations on the assessment and collection of Taxes have not expired;

(ii)    those years for which examinations by the taxing authorities have been completed; and
(iii)    those taxable years for which examinations by taxing authorities are presently being conducted.
(h)    All deficiencies asserted, or assessments made, against an FNC Entity as a result of any examinations by any taxing authority have been fully paid.
(i)    No FNC Entity is a party to any Action by any taxing authority. There are no pending or threatened Actions by any taxing authority.
(j)    Holdco has delivered to Parent copies of all federal, state, local and foreign income, franchise and similar Tax Returns, examination reports, and statements of deficiencies assessed against, or agreed to by, any FNC Entity for all Tax periods ending after December 31, 2011.
(k)    There are no Encumbrances for Taxes (other than for current Taxes not yet due and payable) upon the assets of the FNC Entities.
(l)    No FNC Entity is a party to, or bound by, any Tax indemnity, Tax sharing, Tax allocation or similar agreement.
(m)    No private letter rulings, technical advice memoranda or similar agreement or rulings have been requested, entered into or issued by any taxing authority with respect to the FNC Entities.
(n)    Other than the consolidated group for which Holdco is the parent, no FNC Entity has been a member of an affiliated, combined, consolidated or unitary Tax group for Tax purposes. No FNC Entity has any liability for Taxes of any Person (other than such FNC Entity) under Treasury Regulation Section 1.1502-6 (or any corresponding provision of state, local or foreign Law), as transferee or successor, by contract or otherwise.
(o)    No FNC Entity will be required to include any item of income in, or exclude any item or deduction from, taxable income for a taxable period or portion thereof ending after the Closing Date as a result of:
(i)    any change in a method of accounting under Section 481 of the Code (or any comparable provision of state, local or foreign Tax Laws), or use of an improper method of accounting, for a taxable period ending on or prior to the Closing Date;
(ii)    an installment sale or open transaction occurring on or prior to the Closing Date;
(iii)    a prepaid amount received on or before the Closing Date;
(iv)    any closing agreement under Section 7121 of the Code, or similar provision of state, local or foreign Law; or

(v)    any election under Section 108(i) of the Code.
(p)    No FNC Entity is, nor has it ever been, a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(a) of the Code.
(q)    Within the past three taxable years, no FNC Entity has been a “distributing corporation” or a “controlled corporation” in connection with a distribution described in Section 355 of the Code.
(r)    No FNC Entity is, nor has it ever been, a party to any “listed transaction” within the meaning of Section 6707A(c)(2) of the Code and Treasury Regulation Section 1.6011 4(b)(2).
Section 3.21    Books and Records.
(a)    The minute books, stock record books and accounts of each FNC Entity (i) are in all material respects complete and correct, and (ii) have been maintained in accordance with sound business practices on a basis consistent with prior years.
(b)    The minute books of the FNC Entities contain accurate and complete records in all material respects of all meetings, and actions taken by written consent of, the Shareholders, the Holdco Board and any committees of the Holdco Board. Copies of the minute books and stock record books have been made available to Parent and Holdco agrees to use commercially reasonable efforts to send originals of such books and records to Parent on the Closing Date.
(c)    Each FNC Entity maintains a system of internal accounting controls sufficient to provide reasonable assurances that: (i) transactions are executed by it in accordance with management’s general or specific authorization, (ii) transactions are recorded as necessary (A) to permit preparation of financial statements in conformity with GAAP or any other criteria applicable to such statements and (B) to maintain accountability for assets, and (iii) the amount recorded for assets on such books and records is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.
Section 3.22    Bank Accounts. Section 3.22 of the Disclosure Schedules sets forth the names and locations of all banks, trust companies, savings and loan associations and other financial institutions at which an FNC Entity maintains accounts of any nature and the names of all Persons authorized to draw thereon or make withdrawals therefrom.
Section 3.23    Related Party Transactions. No FNC Entity is currently or, for the last three years, has engaged in or been party to any transaction with any of its officers, directors and no record or beneficial owner of 5% or more of the Shares or, to FNC’s Knowledge, any of such person’s immediate family members or Affiliates, other than (i) employment, management retention, stock option, and other compensation agreements disclosed on the Disclosure Schedules or (ii) matters that are de minimis. No officer, director or beneficial owner of 5% or more of the Shares currently owns, directly or indirectly, in whole or in part, or maintains any direct or indirect interest in, any tangible or intangible property used by the Business or the use of which is material to the Business (taken as a whole). To FNC’s Knowledge, none of the officers, directors and employees of an FNC Entity, and no record or beneficial owner of 5% or more of the Shares, nor any immediate family member of an officer, director, employee or such record or beneficial owner, has a direct ownership interest of more than 5% of the equity ownership of any firm or corporation that competes with, or does business with an FNC Entity.
Section 3.24    Brokers. Except for Wells Fargo Securities, LLC, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of FNC or any of its Affiliates.
Section 3.25    No Existing Discussions. No FNC Entity nor, to FNC’s Knowledge, any director, officer, shareholder, employee or agent (or any investment banker, broker, finder or similar party) of an FNC Entity is engaged, directly or indirectly, in any discussions or negotiations with any third party relating to any Alternative Transaction.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
Except as set forth in the correspondingly numbered or lettered Section of the Disclosure Schedules specifically referencing a representation or warranty herein, Parent and Merger Sub represent and warrant to Holdco that the statements contained in this Article IV are true and correct as of the date hereof and, contingent upon the Closing occurring, shall be true and correct as of immediately prior to the Closing.
Section 4.01    Organization and Authority of Parent and Merger Sub. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation. Each of Parent and Merger Sub has all requisite corporate power and authority to enter into and perform its obligations under this Agreement and the Ancillary Documents to which it is a party and to consummate the Transactions. The execution, delivery and performance by Parent and Merger Sub of this Agreement and any Ancillary Document to which they are a party and the consummation by Parent and Merger Sub of the Transactions, including the Merger, have been duly authorized by all requisite corporate action on the part of Parent and Merger Sub and no other corporate proceedings on the part of Parent and Merger Sub are necessary to authorize the execution, delivery and performance of this Agreement or to consummate the Transactions, including the Merger. This Agreement has been duly executed and delivered by Parent and Merger Sub, and (assuming due authorization, execution and delivery by each other party hereto) this Agreement constitutes a legal, valid and binding obligation of Parent and Merger Sub enforceable against Parent and Merger Sub in accordance with its terms, subject to the Remedies Exception. When each Ancillary Document to which Parent or Merger Sub is or will be a party has been duly executed and delivered by Parent or Merger Sub, (assuming due authorization, execution and delivery by each other party hereto) such Ancillary Document will constitute a legal and binding obligation of Parent or Merger Sub enforceable against it in accordance with its terms, subject to the Remedies Exception.

Section 4.02    No Conflicts; Consents. The execution, delivery and performance by Parent and Merger Sub of this Agreement and the Ancillary Documents to which they are a party, and the consummation of the Transactions, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, bylaws or other organizational documents of Parent or Merger Sub; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Parent or Merger Sub; or (c) require the consent, notice or other action by any Person under any Contract to which Parent or Merger Sub is a party, except for such consents, notices, or other actions, if any, that if not made or obtained by Parent or Merger Sub would not be material to Parent’s or Merger Sub’s ability to consummate the Merger or to perform their respective obligations under this Agreement or the Ancillary Documents. No material consent, approval, Permit, Governmental Order, registration, declaration or filing with, or notice to, any Governmental Authority is necessary or required to be made or obtained by or with respect to Parent or Merger Sub in connection with the execution, delivery and performance of this Agreement and the Ancillary Documents and the consummation of the Transactions, except for the filing of the Articles of Merger with the Secretary of State of Mississippi and such filings as may be required under the HSR Act and the expiration of the required waiting period thereunder.
Section 4.03    No Prior Merger Sub Operations. Merger Sub was formed solely for the purpose of effecting the Merger and has not engaged in any business activities or conducted any operations other than in connection with the Transactions.
Section 4.04    Brokers. Except for Evercore Group, LLC, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent or Merger Sub or any of their respective Affiliates.
Section 4.05    Sufficiency of Funds. The obligations of Parent and Merger Sub under this Agreement are not contingent on the availability of financing. Parent has and will have sufficient cash, available lines of credit, or other sources of immediately available funds to enable it to pay the Purchase Price and the fees and expenses of Parent and Merger Sub related to the Transactions in full at Closing.
Section 4.06    Legal Proceedings. There are no Actions pending or, to Parent’s or Merger Sub’s knowledge, threatened against or by Parent, Merger Sub or any of their respective Affiliates that challenge or seek to prevent, enjoin or otherwise delay the Transactions. To Parent’s knowledge, there is no reasonable basis for any Person to assert a material claim against Parent or Merger Sub based upon their entering into this Agreement or any Ancillary Document or consummating the Transactions, including the Merger.
Section 4.07    No Other Representations or Warranties. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT: (A) THE REPRESENTATIONS AND WARRANTIES CONTAINED IN ARTICLE III HEREOF AND IN

THE CERTIFICATE REFERRED TO IN SECTION 2.03(a)(iv) HEREOF ARE AND WILL CONSTITUTE THE SOLE AND EXCLUSIVE REPRESENTATIONS AND WARRANTIES TO PARENT AND MERGER SUB IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTIONS AND (B) EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES REFERRED TO IN THE IMMEDIATELY PRECEDING CLAUSE (A), NONE OF HOLDCO, ANY OF ITS AFFILIATES, OR ANY OF THE FOREGOING PERSONS’ RESPECTIVE OFFICERS, DIRECTORS, MANAGERS, EQUITYHOLDERS, EMPLOYEES, REPRESENTATIVES, OR AGENTS HAS MADE OR MAKES ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY (INCLUDING ANY IMPLIED WARRANTY OR REPRESENTATION AS TO THE VALUE, CONDITION, QUANTITY, QUALITY, MERCHANTABILITY, SUITABILITY, OR FITNESS FOR ANY PARTICULAR PURPOSE), STATUTORY OR OTHERWISE, OF ANY NATURE IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTIONS, AND ANY SUCH OTHER REPRESENTATIONS AND WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED.
Section 4.08    Sophisticated Purchaser. Each of Parent and Merger Sub is an informed and sophisticated purchaser, and has engaged advisors, experienced in the evaluation and purchase of businesses similar to the Business. Each of Parent and Merger Sub acknowledge and agree, on behalf of themselves and their Affiliates, that they have been furnished with, or given access to, such documents and information about the FNC Entities to enable them to make an informed decision with respect to the execution, delivery, and performance of this Agreement and the Ancillary Documents and the Transactions, including the Merger.
ARTICLE V
COVENANTS
Section 5.01    Maintenance and Conduct of Business Prior to the Closing.
(a)    Except as set forth on Section 5.01 of the Disclosure Schedule in this Agreement or as otherwise contemplated by this Agreement, from the date hereof until the earlier of the Closing Date or the termination of this Agreement pursuant to Article VIII, Holdco shall, and shall cause the FNC Entities to, conduct the Business in all material respects in the Ordinary Course and shall use commercially reasonable efforts to maintain and preserve intact the current Business and to preserve the rights, franchises, goodwill and relationships of the FNC Entities’ employees, customers, lenders, regulators and others having business relationships with the FNC Entities, except if Parent shall have otherwise consented in writing; provided that, notwithstanding the foregoing, FNC may (i) take any and all necessary or appropriate actions to effectuate the Non-Core Asset Transactions in accordance with Section 2.19; (ii) conduct the FNC Alpha Conference as currently contemplated and consistent with past practice including associated expenditures, and (iii) pay the Incentive Bonuses. In addition, Holdco agrees it shall, and shall cause the other FNC Entities to:
(xii)    promptly notify Parent in writing if any FNC Entity becomes aware of any material deterioration in the relationship with any Material Customer, Material Supplier, FNC’s users (taken as a whole) or any Key Employee, and, if requested by Parent, shall exert commercially reasonable efforts to promptly restore the relationship;
(xiii)    pay all Indebtedness and Taxes when due and pay or perform its other liabilities when due;
(xiv)    use commercially reasonable efforts to ensure that each Contract to which an FNC Entity is a party that is entered into after the date hereof will not require the procurement of any consent, waiver or novation or provide for any material change in the obligations of any party in connection with, or terminate as a result of the consummation of, the Merger, unless such consent, waiver or novation is obtained in connection with the execution of the Contract; and
(xv)    continue to collect accounts receivable and pay accounts payable within the Ordinary Course.
(b)    From the date hereof until the earlier of the Closing Date or the termination of this Agreement pursuant to Article VIII, except as otherwise provided for by this Agreement or consented to in writing by Parent, Holdco shall not, and shall cause the other FNC Entities not to, take any action that, if taken after the Interim Balance Sheet Date but before the execution of this Agreement, would be required to be disclosed pursuant to Section 3.07. Parent acknowledges and agrees that (i) nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the operations of any FNC Entity or the Business prior to the Effective Time and (ii) prior to the Effective Time, each of the FNC Entities shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.
(c)    The parties agree that, in the event the Closing does not occur prior to March 31, 2016, the parties shall discuss in good faith this Section 5.01 and any adjustments that may reasonably be required to allow the Business to continue to operate in the Ordinary Course.
Section 5.02    Access to Information.
(f)    The parties shall comply with, and shall cause their respective Representatives to comply with, all of their respective obligations under that certain Mutual Confidentiality, Non-Disclosure and Non-Use Agreement effective as of May 28, 2015 by and between Parent and FNC and its Affiliates (the “Confidentiality Agreement”), which shall survive the termination of this Agreement in accordance with the terms set forth therein.
(g)    Subject to the Confidentiality Agreement and without undue disruption to the Business, from the date of this Agreement until the earlier of the Closing Date and the termination of this Agreement, Holdco will, and will cause the other FNC Entities to, permit Parent and its Representatives to have reasonable access to the books, records, employees, contracts, financial and operating data and information and documents pertaining to an FNC Entity; provided, however, that any such investigation shall be conducted during normal business hours upon reasonable advance notice to Holdco, under the supervision of the personnel of the FNC Entities. All requests by Parent for access pursuant to this Section 5.02(b) shall be submitted or directed exclusively to Glen P. Evans (662-236-8363); gevans@fncinc.com or such other individuals as Holdco may designate in writing from time to time. Notwithstanding anything to the contrary in this Agreement, Holdco shall not be required to disclose any information to Parent if such disclosure would (i) substantially increase the likelihood that a court of competent jurisdiction could infer the existence of an illicit agreement with respect to otherwise legal parallel pricing behavior; (ii) upon the advice of counsel, jeopardize the ability to assert a claim of privilege (including the attorney-client and work product privileges); or (iii) violate any applicable Law, fiduciary duty or Contract entered into prior to the date of this Agreement; provided that Holdco will, and will cause the other FNC Entities to, use commercially reasonable efforts to resolve any such contractual conflicts. Prior to the Closing, without the prior written consent of Holdco, which may be withheld for any reason, Parent shall not contact any suppliers to, or customers of, FNC with respect to the Business or the Transactions, and Parent shall have no right to perform invasive or subsurface investigations of the Real Property.
Section 5.03    Approval of Shareholders. No later than five Business Days following the satisfaction of the conditions described in Section 7.01(b), Holdco will mail to the Shareholders an information statement (the “Information Statement”) in form and substance reasonably acceptable to Parent which shall (i) provide notice to the Shareholders of the Holdco Board’s adoption of this Agreement and approval of the Merger to the Shareholders, pursuant to and in accordance with the applicable provisions of the MBCA, (ii) provide the requisite notice of appraisal rights under the MBCA and (iii) provide due notice for the Holdco Shareholders Meeting, at which meeting the Shareholders will be asked to (y) approve the Transactions and this Agreement pursuant to MBCA §79-4-11.04 and (z) approve the Non-Core Asset Transaction pursuant to MBCA §79-4-8.63. Holdco will give Parent and its Representatives reasonable opportunity to review and comment on the Information Statement (but in no event less than two (2) Business Days) and Holdco will consider in good faith any comments that Parent or its Representatives have with respect to the Information Statement. Holdco shall promptly inform Parent of the date on which the Information Statement was sent. Whenever any event occurs which should be set forth in an amendment or supplement to the Information Statement so that such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein not misleading, Holdco or Parent, as the case may be, will promptly inform the other of such occurrence and cooperate in making any appropriate amendment or supplement to, and/or mailing to the Shareholders of, such amendment or supplement.
Section 5.04    Employee Matters.
(a)    Parent shall cause the employees set forth on Section 5.04 of the Disclosure Schedule to be terminated as of immediately prior to the Closing (the “Terminated Employees”) and shall pay any and all cash compensation (including salary, wages, bonus and incentive opportunities) and benefits (including severance benefits, but excluding any defined benefit pension benefits or retiree welfare benefits) due to such Terminated Employees.

(b)    For a period of not less than 12 months following the Effective Time (or until any earlier termination of employment), Parent shall, or shall cause the Surviving Corporation or an Affiliate to, provide to each employee of the FNC Entities as of the Effective Time who continues employment with the Surviving Corporation or any of its Affiliates (each a “Continuing Employee”) cash compensation (including salary, wages, bonus and incentive opportunities) and benefits (including severance benefits, but excluding any defined benefit pension benefits or retiree welfare benefits) that are no less favorable, in the aggregate, than the cash compensation and employee benefits provided to similarly situated employees of Parent.
(c)    With respect to any “employee benefit plan,” as defined in Section 3(3) of ERISA, maintained by Parent or any of its Affiliates in which any Continuing Employee becomes a participant, Parent and the Surviving Corporation shall take, or cause to be taken, all actions required to recognize such Continuing Employee’s service with an FNC Entity for purposes of eligibility to participate, vesting, and calculating the amount of vacation, severance and other benefits thereunder (but excluding benefit accruals thereunder and excluding for all purposes, any defined benefit pension benefits or retiree welfare benefits).
(d)    With respect to any medical plan maintained by Parent or any of its Affiliates in which any Continuing Employee is eligible to participate after the Effective Time, Parent shall, and shall cause its Affiliates, including the Surviving Corporation, to use its and their commercially reasonable efforts to, (i) waive all limitations as to preexisting conditions and exclusions with respect to participation and coverage requirements applicable to such employees to the extent such conditions and exclusions were satisfied or did not apply to such employees under the welfare plans of the FNC Entities immediately prior to the Effective Time and (ii) will use its best administrative efforts to provide each Continuing Employee with credit for any co-payments and deductibles paid and for out-of-pocket maximums incurred prior to the Effective Time in the calendar year in which the Effective Time occurs in satisfying any analogous deductible or out-of-pocket requirements to the extent applicable under any such plan.
(e)    Nothing in this Section 5.04 shall (i) be treated as an amendment of, or undertaking to amend, any Benefit Plan or (ii) confer any rights or benefits on any Person other than the parties to this Agreement.
(f)    Notwithstanding anything to the contrary contained herein, (i) the provisions of this Section 5.04 shall not operate to require Parent or the Surviving Corporation (or their Affiliates) to duplicate any payments or benefits payable pursuant to any compensation or benefits plans, policies, programs, agreements or other arrangements of the FNC Entities; (ii) nothing in this Agreement shall be deemed to limit or otherwise impair Parent or the Surviving Corporation’s ability to amend or terminate any benefit plan at any time without any obligation or liability, or to terminate the employment of any Continuing Employee at any time and for any reason; and (iii) nothing contained in this Section 5.04, whether express or implied, shall be deemed to create an obligation of Parent or any of its Affiliates to pay or otherwise issue equity awards to any employee or officer of an FNC

Entity or otherwise create a right for such individuals to receive equity awards from Parent or any of its Affiliates.
(g)    If requested by Parent not later than five Business Days prior to the Closing Date, Holdco shall, and shall cause the other FNC Entities to, take all such actions as are necessary, including the adoption of board of directors or compensation committee resolutions or consents, to terminate the 401(k) Plan, effective no later than the day immediately prior to the Closing Date, with such termination to be subject to the occurrence of the Closing. Immediately prior to any such termination, Holdco will have fully vested all account balances and made all necessary payments to fund the contributions: (i) necessary or required to maintain the tax-qualified status of the 401(k) Plan; (ii) for elective deferrals made pursuant to the 401(k) Plan for the period prior to termination; and (iii) for any employer contributions (including, without limitation, any matching contributions) for the period prior to termination. Prior to taking such action, Holdco shall provide Parent with copies of the relevant materials in connection with such plan termination, and prior to the Closing Date, Holdco shall provide Parent with evidence that the 401(k) Plan has been terminated. Parent shall cause the 401(k) plans of Parent or its Affiliates to accept as soon as practicable rollover distributions from current and former employees of any FNC Entity with respect to such individuals’ account balances (including loans that are not then in default), if elected by any such individuals.
Section 5.05    Governmental Approvals and Consents
(ee)    Subject to the terms and conditions set forth in this Agreement, each of the parties hereto shall cooperate with each other and, as soon as reasonably practicable after the date of this Agreement, will prepare and file (i) all required or necessary notification and report forms under the HSR Act and the rules and regulations promulgated thereunder with the U.S. Federal Trade Commission and the U.S. Department of Justice and (ii) notifications, filings, registrations and other materials required or necessary under any other applicable Antitrust Laws, and will respond as promptly as practicable to all requests or inquiries received from Governmental Authorities for additional documentation or information. The parties hereto will also cooperate with each other and will make such filings as are necessary, if any, in other jurisdictions in order to comply with all applicable Laws and will promptly provide any supplemental information or documentation requested by any Governmental Authority relating thereto.
(ff)    Each party hereto, to the extent permitted by applicable Law, will promptly notify the other parties in writing of any material communication it or any of its Affiliates receives from any Governmental Authority relating to the matters that are the subject of this Agreement, and permit the other parties to review in advance, to the extent permitted by Law, any proposed material communication by such party to any Governmental Authority. Each party hereto will agree to participate in any material meeting with any Governmental Authority in respect of any filings, investigations, or other inquiries unless the party consults with the other parties in advance and, to the extent permitted by such Governmental Authority, gives the other parties the opportunity to attend and participate at such meeting. Subject to the Confidentiality Agreement and applicable Law, the parties hereto will coordinate and cooperate fully and promptly with one another in exchanging such information and providing such assistance as the other parties may reasonably request in connection with the foregoing and in seeking early termination of any applicable waiting periods, including those under the HSR Act and any other applicable Antitrust Laws. Subject to applicable Law, the parties hereto will provide one another with copies of all material correspondence, filings, or communications between them or any of their representatives, on the one hand, and any Governmental Authority or members of its staff, on the other hand, with respect to this Agreement and the Transactions.
(gg)    Parent will use commercially reasonable efforts to obtain any required approval from any Governmental Authority and to prevent the initiation of any lawsuit by any Governmental Authority under any Antitrust Laws or entry of any Governmental Order that would otherwise make the Transactions unlawful. Notwithstanding anything to the contrary herein, nothing in this Agreement shall require Parent or any of its Subsidiaries or Affiliates to, and, except with the prior written consent of Parent, Holdco shall not take any action to and shall not allow any of the FNC Entities to, consent or proffer to divest, hold separate, or enter into any license or similar Contract with respect to, or agree to restrict the ownership or operation of, any business or assets of the FNC Entities, Parent or any of their respective Subsidiaries.
Section 5.06    Directors’ and Officers’ Indemnification and Insurance.
(e)    Parent and Merger Sub agree that all rights to indemnification, advancement of expenses and exculpation by the FNC Entities now existing in favor of each Person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time an officer or director of the FNC Entities (each an “D&O Indemnified Party”), shall be assumed by the Surviving Corporation in the Merger, without further action, at the Effective Time and shall survive the Merger and shall remain in full force and effect in accordance with their terms, and, in the event that any proceeding is pending or asserted or any claim made during such period, until the final disposition of such proceeding or claim.
(f)    For six years after the Effective Time, to the fullest extent permitted under applicable Law, Parent will, and will cause the Surviving Corporation to, fulfill and honor in all respect the obligations to the D&O Indemnified Parties pursuant to the indemnification agreements with Holdco in effect on the date hereof identified on Section 5.06(b) of the Disclosure Schedules and pursuant to FNC’s Charter Documents in effect on the date hereof (the “FNC Indemnification Provisions”), with respect to claims arising out of acts or omissions occurring at or prior to the Effective Time which are asserted after the Effective Time. Any claims for indemnification made under this Section 5.06(b) on or prior to the sixth anniversary of the Effective Time shall survive such anniversary until the final resolution thereof. For the avoidance of doubt, and notwithstanding any provision to the contrary contained in the FNC Indemnification Provisions, no D&O Indemnified Party shall be entitled to coverage under any Parent director and officer insurance policy or errors and omission policy unless such D&O Indemnified Party is separately eligible for coverage under such policy pursuant to Parent’s policies and procedures and the terms of such insurance policy.

(g)    Prior to the Effective Time, Holdco shall purchase a six-year tail insurance coverage for the D&O Indemnified Parties in a form reasonably acceptable to Holdco and Parent, and which such coverage will contain terms and conditions that are at least as favorable as the existing policies in effect as of the Effective Time with respect to matters occurring prior to the Effective Time (the “Insurance Coverage”), provided that the full cost and all premiums associated with such Insurance Coverage are paid in a lump sum by Holdco prior to or at the Closing and are included as a Transaction Expense. Parent shall maintain (or cause the Surviving Corporation to maintain) such Insurance Coverage in full force and effect, and continue to honor the obligations thereunder during the term thereof; provided, however, that neither Parent nor the Surviving Corporation shall be required to pay any additional amounts following the Closing with respect to such Insurance Coverage, including any additional amounts to maintain such Insurance Coverage.
(h)    For six years after the Effective Time, Parent shall cause to be maintained in effect provisions in the Surviving Corporation’s governing documents (or in such documents of any successor to the business of the Surviving Corporation) regarding elimination of liability of directors, indemnification of officers, directors and employees and advancement of expenses that are no less advantageous to the intended beneficiaries than the corresponding provisions in existence on the date of this Agreement.
(i)    The obligations of Parent and the Surviving Corporation under this Section 5.06 shall survive the consummation of the Merger and shall not be terminated or modified in such a manner as to adversely affect any D&O Indemnified Party to whom this Section 5.06 applies without the consent of such affected D&O Indemnified Party (it being expressly agreed that the D&O Indemnified Parties to whom this Section 5.06 applies shall be third-party beneficiaries of this Section 5.06, each of whom may enforce the provisions of this Section 5.06).
(j)    In the event Parent, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in either such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume all of the obligations set forth in this Section 5.06. The agreements and covenants contained herein shall not be deemed to be exclusive of any other rights to which any D&O Indemnified Party is entitled, whether pursuant to Law, Contract or otherwise. Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the FNC Entities or its officers, directors and employees, it being understood and agreed that the indemnification provided for in this Section 5.06 is not prior to, or in substitution for, any such claims under any such policies.
Section 5.07    Closing Conditions. From the date hereof until the Closing, each party hereto shall use commercially reasonable efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in Article VII hereof and to consummate the Transactions.
Section 5.08    Public Announcements. Unless otherwise required by applicable Law or contemplated by this Agreement, prior to the Closing, no party to this Agreement shall make, and each shall cause their respective Affiliates to not make, any public announcements in respect of this Agreement or the Transactions (including employees, customers and suppliers of the parties) without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed) except for any filings with the Securities and Exchange Commission or any other filings required by applicable Law, Governmental Authority, or listing agreement with any national securities exchange; provided, that the party required to make any such filing (a) must afford the other party, for a reasonable period prior to the making of such filing, a reasonable opportunity to review and comment upon the intended form and substance of such filing and (b) and, if applicable, shall use commercially reasonable efforts to secure confidential treatment of any business trade secrets or personal information contained in the exhibits or schedules to this Agreement.
Section 5.09    Takeover Statute. If any “fair price,” “moratorium,” “control share acquisition” or other form of antitakeover statute or regulation shall become applicable to the Transactions, Holdco and the members of their respective boards of directors shall grant such approvals and take such actions as are reasonably necessary so that the Transactions may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation on the Transactions.
Section 5.10    Advise of Changes. Holdco must promptly provide to Parent a written notice advising Parent of (a) any information, with respect to any circumstance or event, that otherwise would render any representations or warranty of Holdco contained in Article III, if made on the Closing Date (or, in the case of representations and warranties that address matters only as of a particular date, as of that date), untrue or inaccurate in any respect, such that the condition set forth in Section 7.02(a) would not be satisfied, (b) any breach of any covenant or obligation of Holdco pursuant to this Agreement or any Ancillary Document such that the condition set forth in Section 7.02(b) would not be satisfied, (c) any Material Adverse Effect, or (d) any change, event, circumstance, condition or effect that would cause any of the conditions set forth in Section 7.02 not to be satisfied. The delivery of any notice by Holdco pursuant to this Section 5.10 shall not be deemed to amend or supplement the Disclosure Schedules and shall not limit the right of Parent to claim a failure of a condition to Closing set forth in Section 7.01 or Section 7.02, as applicable, with respect to any matters disclosed pursuant to this Section 5.10.
Section 5.11    No Other Negotiations.
(c)    Holdco shall not, and shall not authorize, knowingly encourage or permit any of the other FNC Entities or their Affiliates or Representatives to, directly or indirectly, and shall direct each of its Representatives to not: (i) solicit, initiate, or knowingly encourage, facilitate or induce the making, submission or announcement of any inquiry, offer or proposal from any Person (other than Parent) for, regarding or concerning any Alternative Transaction (an “Acquisition Proposal”), (ii) furnish any nonpublic information regarding the FNC Entities to any Person (other than Parent and its Representatives) in connection with or in response to any Acquisition Proposal (other than to respond to such Acquisition Proposal by indicating that the FNC Entities are subject to this Section 5.11), (iii) enter into, participate in, maintain or continue any discussions or negotiations with any Person (other than Parent and its agents and advisors) with respect to any Alternative Transaction (other than to respond to such Acquisition Proposal by indicating that the FNC Entities are subject to this Section 5.11), (iv) otherwise cooperate with, facilitate or encourage any effort or attempt by any Person (other than Parent and its agents and advisors) to affect any Alternative Transaction, or (v) execute, enter into or become bound by any letter of intent, memorandum of understanding, other Contract or understanding between any FNC Entity and any Person (other than Parent) that is related to, provides for or concerns any Alternative Transaction. If any director, officer, or employee of an FNC Entity, whether in his or her capacity as such or in any other capacity, takes any action that an FNC Entity is obligated pursuant to this Section 5.11 to direct such director, officer or employee not to take, then Holdco shall be deemed to have breached this Section 5.11.
(d)    Holdco shall notify Parent within 24 hours after receipt by any FNC Entity (or, to FNC’s Knowledge, by any FNC Representatives) of any Acquisition Proposal, or any other notice that any Person is considering making an Acquisition Proposal, or any request for nonpublic information relating to an FNC Entity, the Business or for access to any of the properties, books or records of an FNC Entity by any Person or Persons other than Parent (which notice shall identify the Person or Persons making, or considering making, such Acquisition Proposal) in connection with a potential Alternative Transaction, shall keep Parent fully informed of the status and details of any correspondence or communications related thereto and shall provide to Parent a correct and complete copy of such Acquisition Proposal and any material amendments, correspondence and communications related thereto, if it is in writing, or a written summary of the material terms thereof, if it is not in writing. Holdco shall, and shall cause each other FNC Entity or FNC Representative to, immediately cease and cause to be terminated any and all existing activities, discussions and negotiations with any Persons conducted heretofore with respect to an Alternative Transaction.
Section 5.12    Books and Records. Following the Closing, upon reasonable advance notice, Parent will allow Shareholder Representative and its Representatives reasonable access to the books and records of the FNC Entities, and to personnel having knowledge of the whereabouts and/or contents of the books and records of the FNC Entities, for legitimate and specified business reasons, such as the preparation of Tax Returns or the defense of litigation, in each case to the extent relating to the Business prior to the Closing; provided, that any access or furnishing of information must be conducted at the expense of the Shareholder Representative during normal business hours, under the supervision of Parent’s personnel, and in such a manner as to not unreasonably interfere with the normal operations of Parent, its Subsidiaries, and their business. Notwithstanding anything in this Agreement to the contrary, (a) none of Shareholder Representative nor any of its Representatives may have access to personnel records included in the books and records of the FNC

Entities relating to individual performance or evaluation records, medical histories, or other information in personnel records to the extent that providing such access would constitute a breach of Law by any of Parent or its Affiliates, and (b) Parent will not be required to provide to Shareholder Representative or its Representatives reasonable access to any information (y) if doing so would violate any contractual obligation or applicable Law to which any of Parent or its Affiliates is a party or is subject or (z) if Parent believes in good faith based on advice of counsel that doing so would jeopardize the ability to assert a claim of privilege (including the attorney-client and work product privileges); provided, that in the case of each of clauses (y) and (z) immediately above, Parent must use commercially reasonable efforts to provide for the maximum access possible without violation of the applicable contractual obligation or Law. Parent will be entitled to recover from Shareholder Representative its reasonable out-of-pocket costs (including copying costs) incurred in providing such books and records to Shareholder Representative. For a period of seven (7) years after the Closing Date, Parent will, and will cause its Affiliates to, preserve the material books and records of the FNC Entities as in existence at the Closing.
ARTICLE VI
TAX MATTERS
Section 6.01    Tax Covenants.
(h)    Without the prior written consent of Parent, prior to the Closing, no FNC Entity, nor any of their Representatives nor any of the Shareholders shall make, change or rescind any Tax election or amend any Tax Return that would have the effect of increasing the Tax liability or reducing any Tax asset of Parent or the Surviving Corporation in respect of any Post-Closing Tax Period.
(i)    All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) (“Transfer Taxes”) incurred in connection with this Agreement and the Ancillary Documents (other than with respect to the transfer of the Non-Core Assets) shall be borne and paid equally by Holdco and Parent when due.
Section 6.02    Tax Returns.
(a)    Holdco shall prepare and timely file, or cause to be prepared and timely filed, all Tax Returns required to be filed by Holdco that are due on or before the Closing Date (taking into account any extensions), and shall timely pay all Taxes that are due and payable on or before the Closing Date (taking into account any extensions). Any such Tax Return shall be prepared in a manner consistent with past practice (unless otherwise required by Law).
(b)    Following the Closing, the Surviving Corporation shall discuss in good faith with the Shareholder Representative those jurisdictions which in which the Surviving Corporation intends to submit or cause to be submitted, applications or other requests for participation in voluntary disclosure programs relating to sales and use taxes of the FNC Entities (the “Applications”). The

Surviving Corporation shall then file Tax Returns in respect of nonresident withholding Taxes of any FNC Entity in the states and such other jurisdictions that Surviving Corporation determines, in its sole discretion following its good faith consultation with the Shareholder Representative, there to have been delinquencies in paying such Taxes prior to the Closing (the “Local Taxes”, and such Applications and Tax Returns, the “Local Tax Filings”). The Surviving Corporation shall submit any such Local Tax Filings to the Shareholder Representative for review not less than 15 Business Days prior to the filing thereof and shall consider in good faith any reasonable comments provided by the Shareholder Representative. The Local Taxes determined to be payable pursuant to this Section 6.02(b) will be paid out of the Tax Indemnity Escrow Fund. On the date on which all of the Local Taxes determined to be payable pursuant to this Section 6.02(b) have been paid to the appropriate taxing authorities, Shareholder Representative and Parent shall jointly instruct the Escrow Agent to disburse the remainder (if any) of the Tax Indemnity Escrow Fund by wire transfer of immediately available funds to (i) the Exchange Agent, for distribution to the Shareholders and non-employee Optionholders in accordance with their Pro Rata Shares, such Shareholders’ and Optionholders’ aggregate Pro Rata Share of the remaining Tax Indemnity Escrow Fund, and (ii) to the Surviving Corporation, for distribution to the employee Optionholders in accordance with their Pro Rata Shares, such Optionholders’ aggregate Pro Rata Share of the remaining Tax Indemnity Escrow Amount. The Tax Indemnity Escrow Fund shall remain in place until all Local Taxes have been paid.
ARTICLE VII
CONDITIONS TO CLOSING
Section 7.01    Conditions to Obligations of All Parties. The obligations of each party to consummate the Transactions shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:
(c)    Requisite Shareholder Vote. This Agreement shall have been duly adopted by the Requisite Shareholder Vote.
(d)    Governmental Approvals. The filings of Parent and Holdco pursuant to the HSR Act, if any, shall have been made and the applicable waiting period and any extensions thereof shall have expired or been terminated, and all other authorizations, consents, orders or approvals of, or declarations or filings with, any Governmental Authority shall have been filed, occurred or been obtained.
(e)    No Injunctions or Restraints; Illegality. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the Transactions illegal, otherwise restraining or prohibiting consummation of the Transactions or causing any part of the Transactions to be rescinded following completion thereof.

(f)    No Actions. No material Action with a reasonable likelihood of success shall have been commenced against Parent, Merger Sub or any FNC Entity, challenging the consummation of the Merger or limiting or restricting the conduct or operation of the Business by Parent after the Merger. No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits the Transactions.
Section 7.02    Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Transactions shall be subject to the fulfillment or Parent’s waiver in writing, at or prior to the Closing, of each of the following conditions:
(h)    Representations and Warranties. The representations and warranties of Holdco contained in this Agreement that are qualified by materiality or Material Adverse Effect shall be true and correct in all respects, and the representations and warranties of Holdco that are not so qualified shall be true and correct in all material respects, at and as of the date of this Agreement and the Effective Time as if made at and as of such time (other than representations and warranties that by their terms address matters only as of another specified time, which shall be true only as of such time).
(i)    Performance of Obligations by Holdco. Holdco shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the Ancillary Documents to be performed or complied with by it prior to or on the Closing Date.
(j)    No Material Adverse Effect. From the date of this Agreement, there shall not have occurred any Material Adverse Effect.
(k)    Dissenting Shareholders. No more than (i) five percent (5%) of the total issued and outstanding Shares and (ii) 20 Shareholders shall have elected to, or continue to have contingent rights to, exercise appraisal rights under Mississippi Law.
(l)    Completion of Non-Core Asset Transactions. Written evidence of the Non-Core Asset Transactions shall have been completed and written evidence delivered to Parent in accordance with Section 2.19.
(m)    Termination of 401(k) Plan. Holdco shall, following the request of Parent, have delivered to Parent in a form acceptable to Parent evidence of the termination of the 401(k) Plan pursuant to Section 5.04(g).
(n)    Closing Deliverables. Holdco shall have delivered each of the closing deliverables set forth in Section 2.03(a).
Section 7.03    Conditions to Obligations of Holdco. The obligations of Holdco to consummate the Transactions shall be subject to the fulfillment or Holdco’s waiver, at or prior to the Closing, of each of the following conditions:

(hh)    Representations and Warranties. The representations and warranties of Parent and Merger Sub contained in this Agreement that are qualified by materiality or Material Adverse Effect shall be true and correct in all respects, and the representations and warranties of Parent and Merger Sub that are not so qualified shall be true and correct in all material respects, at and as of the date of this Agreement and the Effective Time as if made at and as of such time (other than representations and warranties that by their terms address matters only as of another specified time, which shall be true only as of such time).
(ii)    Performance of Obligations by Parent & Merger Sub. Parent and Merger Sub shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the Ancillary Documents to be performed or complied with by them prior to or on the Closing Date.
(jj)    Closing Deliverables. Parent shall have delivered each of the closing deliverables set forth in Section 2.03(b).
ARTICLE VIII
TERMINATION
Section 8.01    Termination. This Agreement may be terminated and the Merger contemplated hereby may be abandoned, notwithstanding any Requisite Shareholder Vote, at any time prior to the Effective Time:
(o)    by the mutual written consent of Holdco and Parent;
(p)    by Parent by written notice to Holdco if:
(i)    neither Parent nor Merger Sub is then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Holdco pursuant to this Agreement that has given rise to the failure of any of the conditions specified in Article VII and such breach, inaccuracy or failure has not been cured by Holdco within ten days of Holdco’s receipt of written notice of such breach from Parent; or
(ii)    any of the conditions set forth in Section 7.01 or Section 7.02 shall not have been fulfilled by September 1, 2016, unless such failure shall be due to the failure of Parent to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing;
(q)    by Holdco by written notice to Parent if:
(i)    Holdco is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Parent or Merger Sub pursuant to this Agreement that has given rise to the failure of any of the conditions specified in Article VII and such breach, inaccuracy or failure has not been cured by Parent or Merger Sub within ten days of Parent’s or Merger Sub’s receipt of written notice of such breach from Holdco; or
(ii)    any of the conditions set forth in Section 7.01 or Section 7.03 shall not have been fulfilled by September 1, 2016, unless such failure shall be due to the failure of Holdco to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing; or
(r)    by Parent or Holdco by written notice if:
(i)    there shall be any Law that makes consummation of Transactions illegal or otherwise prohibited or any Governmental Authority shall have issued a Governmental Order restraining or enjoining the Transactions, and such Governmental Order shall have become final and non-appealable; or
(ii)    if within 15 days following the mailing of the notice in accordance with Section 5.03, Holdco shall not have delivered to Parent evidence of receipt of the Requisite Shareholder Vote.
Section 8.02    Effect of Termination. In the event of the termination of this Agreement in accordance with this Article, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except:
(kk)    as set forth in this Article VIII, Section 5.02(a) and Article IX hereof; and
(ll)    that nothing herein shall relieve any party hereto from liability for any fraud or willful breach of any provision hereof.
ARTICLE IX
MISCELLANEOUS
Section 9.01    Shareholder Representative
(mm)    By approving this Agreement and the Transactions or by executing and delivering a Shareholder Letter of Transmittal or an Optionholder Transmittal Letter, each Shareholder or Optionholder shall have irrevocably authorized and appointed Shareholder Representative as such Person’s representative and attorney-in-fact to act on behalf of such Person with respect to this Agreement and the Escrow Agreement and to take any and all actions and make any decisions required or permitted to be taken by Shareholder Representative pursuant to this Agreement or the Escrow Agreement, including the exercise of the power to:
(i)    give and receive notices and communications;
(ii)    authorize delivery to Parent of cash from the Purchase Price Adjustment Escrow Fund in satisfaction of any amounts owed to Parent pursuant to Section 2.17;

(iii)    agree to, negotiate, enter into settlements and compromises of, and comply with orders or otherwise handle any other matters described in Section 2.17;
(iv)    execute and deliver all documents necessary or desirable to carry out the intent of this Agreement and any Ancillary Document (including the Escrow Agreement);
(v)    make all elections or decisions contemplated by this Agreement and any Ancillary Document (including the Escrow Agreement);
(vi)    engage, employ or appoint any agents or representatives (including attorneys, accountants and consultants) to assist Shareholder Representative in complying with its duties and obligations; and
(vii)    take all actions necessary or appropriate in the good faith judgment of Shareholder Representative for the accomplishment of the foregoing.
Parent shall be entitled to deal exclusively with Shareholder Representative on all matters relating to this Agreement and shall be entitled to rely conclusively (without further evidence of any kind whatsoever) on any document executed or purported to be executed on behalf of any Shareholder or Optionholder by Shareholder Representative, and on any other action taken or purported to be taken on behalf of any Shareholder or Optionholder by Shareholder Representative, as being fully binding upon such Person. Notices or communications to or from Shareholder Representative shall constitute notice to or from each of the Shareholders and Optionholders. Any decision or action by Shareholder Representative hereunder, including any agreement between Shareholder Representative and Parent relating to the defense, payment or settlement of any claims for indemnification hereunder, shall constitute a decision or action of all Shareholders and Optionholders and shall be final, binding and conclusive upon each such Person. No Shareholder or Optionholder shall have the right to object to, dissent from, protest or otherwise contest the same. No Person will have any cause of action against Parent, the Surviving Corporation, or any of their Representatives for any action taken by Parent in reliance upon any decision, act, consent, waiver or instruction of Shareholder Representative; and Parent is hereby relieved from any liability to any Person for any acts done by it in accordance with such decision, act, consent, waiver or instruction of Shareholder Representative. The provisions of this Section, including the power of attorney granted hereby, are independent and severable, are irrevocable and coupled with an interest and shall not be terminated by any act of any one or more Shareholders or Optionholders, or by operation of Law, whether by death or other event. Notwithstanding anything to the contrary herein, Shareholder Representative shall have no authority to bind any Shareholder or Optionholder to any payment or obligation that would create any liability beyond the Escrow Fund and the Shareholder Representative Expense Amount.
(nn)    Shareholder Representative may resign at any time, and may be removed for any reason or no reason by the vote or written consent of a majority in interest of the Shareholders and Optionholders according to each Shareholder’s and Optionholder’s Pro Rata Share (the “Majority Holders”); provided, however, in no event shall Shareholder Representative resign or be removed without the Majority Holders having first appointed a new Shareholder Representative who shall assume such duties immediately upon the resignation or removal of Shareholder Representative.

In the event of the death, incapacity, resignation or removal of Shareholder Representative, a new Shareholder Representative shall be appointed by the vote or written consent of the Majority Holders. Notice of such vote or a copy of the written consent appointing such new Shareholder Representative shall be sent to Parent, such appointment to be effective upon the later of the date indicated in such consent or the date such notice is received by Parent; provided, that until such notice is received, Parent, Merger Sub and the Surviving Corporation shall be entitled to rely on the decisions and actions of the prior Shareholder Representative as described in Section 9.01(a).
(oo)    The Shareholder Representative shall not be liable to the Shareholders and Optionholders for actions taken pursuant to this Agreement or the Escrow Agreement, except to the extent such actions shall have been determined by a court of competent jurisdiction to have constituted gross negligence or involved fraud, intentional misconduct or bad faith (it being understood that any act done or omitted pursuant to the advice of counsel, accountants and other professionals and experts retained by Shareholder Representative shall be conclusive evidence of good faith). The Shareholders and Optionholders shall severally and not jointly (in accordance with their Pro Rata Shares), indemnify and hold harmless Shareholder Representative from and against, compensate it for, reimburse it for and pay any and all losses, liabilities, claims, actions, damages and expenses, including reasonable attorneys’ fees and disbursements, arising out of and in connection with its activities as Shareholder Representative under this Agreement and the Escrow Agreement (the “Representative Losses”), in each case as such Representative Loss is suffered or incurred; provided, that in the event it is finally adjudicated that a Representative Loss or any portion thereof was primarily caused by the gross negligence, fraud, intentional misconduct or bad faith of Shareholder Representative, Shareholder Representative shall reimburse the Shareholders and Optionholders the amount of such indemnified Representative Loss attributable to such gross negligence, fraud, intentional misconduct or bad faith. The Representative Losses shall be satisfied solely from the Shareholder Representative Expense Fund. As soon as practicable after the date on which the final obligation of Shareholder Representative under this Agreement and the Escrow Agreement have been discharged or such other date as Shareholder Representative deems appropriate, the Escrow Agent shall (A) pay to the Exchange Agent, for distribution to the Shareholders and non-employee Optionholders in accordance with their Pro Rata Share, such Shareholders’ and Optionholders’ aggregate Pro Rata Share of any amounts remaining in the Shareholder Representative Expense Fund and (B) pay to the Surviving Corporation, for distribution to the employee Optionholders in accordance with their Pro Rata Share, such Optionholders’ aggregate Pro Rata Share of any amounts remaining in the Shareholder Representative Expense Fund.
(pp)    Upon the Closing, Parent will wire to the Escrow Agent the Shareholder Representative Expense Amount, which will be used for the purposes of paying directly, or reimbursing Shareholder Representative for, any third party expenses pursuant to this Agreement and the Ancillary Documents. Shareholder Representative will not be liable for any loss of principal of the Shareholder Representative Expense Amount other than as a result of its gross negligence or willful misconduct. The Shareholder Representative will hold these funds separate from his personal funds, will not use these funds for personal expenses or any other personal purposes and will not voluntarily make these funds available to his creditors in the event of bankruptcy. Contemporaneous with or as soon as practicable following the completion of the Shareholder Representative’s responsibilities hereunder, the Shareholder Representative will deliver the balance of the Shareholder Representative Expense Amount to the Exchange Agent for further distribution to the Shareholders and Optionholders. For tax purposes, the Shareholder Representative Expense Amount will be treated as having been received and voluntarily set aside by the Shareholders and Optionholders at the time of Closing.
(qq)    The provisions of this Section 9.01 are independent and severable, are irrevocable and coupled with an interest, and will be enforceable notwithstanding any rights or remedies that Parent or any Shareholder or Optionholder may have in connection with the Transactions.
Section 9.02    Expenses. Except as otherwise set forth in this Agreement, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred; provided, that Parent and Holdco will each bear fifty percent (50%) of the filing fees required in connection with the approvals described in Section 5.05.
Section 9.03    Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.03):

If to Holdco:	FNC Holding Company, Inc. 1214 Office Park Drive Oxford, Mississippi 38655 Facsimile: (662) 236-2037 E-mail: gevans@fncinc.com Attention: Glen P. Evans with a copy (which will not constitute notice) to:
FNC Holding Company, Inc.
1214 Office Park Drive
Oxford, Mississippi 38655
Facsimile: (662) 236-2037
E-mail: generalcounsel@fncinc.com
Attention: General Counsel

and

Butler Snow LLP
1020 Highland Colony Parkway; Suite 1400
Ridgeland, Mississippi 39157
Facsimile: (601) 985-4500
E-mail: barry.cannada@butlersnow.com
Attention: R. Barry Cannada

If to Parent or Merger Sub:	c/o CoreLogic, Inc. 40 Pacifica, Suite 900 Irvine, CA 92618 Facsimile: (949) 214-1030 E-mail: ttheologides@corelogic.com Attention: Stergios Theologides
with a copy (which will not constitute notice) to:	O’Melveny & Myers LLP 610 Newport Center Drive, 17th Floor Newport Beach, CA 92660 Facsimile: (949) 823-6994 E-mail: mpeterson@omm.com Attention: Mark Peterson
If to Shareholder Representative:	Dennis S. Tosh, Jr. 351 North 15th Street Oxford, Mississippi 38655 Facsimile: (662) 236-2037 E-mail until Closing: tosh@fncinc.com Email after Closing: oxfordtosh@gmail.com or to such other address as an addressee may have specified in a notice duly given to the sender as provided in this Section 9.03.

Section 9.04    Interpretation.
(j)    This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted.
(k)    Any reference to any Law will be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.
(l)    Any reference to any Article, Section or paragraph will be deemed to refer to an Article, Section or paragraph of this Agreement, unless the context clearly indicates otherwise.
(m)    The parties agree that this Agreement is the product of negotiation between sophisticated parties and individuals, all of whom were or had the opportunity to be represented by counsel, and each of whom had an opportunity to participate in or did participate in the drafting of each provision hereof. Accordingly, ambiguities in this Agreement, if any, will not be construed strictly or in favor of or against any party but rather will be given a fair and reasonable construction.
(n)    Unless the context of this Agreement otherwise requires, (i) words of either gender or the neuter include the other gender and the neuter, (ii) words using the singular number also include the plural number and words using the plural number also include the singular number, (iii) the terms “hereof,” “herein,” “hereby” and derivative or similar words refer to this entire Agreement as a whole and not to any particular Article, Section or other subdivision, (iv) the terms “Article” or “Section” or other subdivision refer to the specified Article, Section or other subdivision of the body of this Agreement, (v) the words “include,” “includes,” “including” and other similar words will be deemed to be followed by the phrase “but not limited to,” (vi) when a reference is made in this Agreement to Exhibits, such reference will be to an Exhibit to this Agreement unless otherwise indicated and (vii) for any document or other item to have been “delivered” heretofore on or prior to the date of this Agreement such document or other item must be deposited at least forty-eight (48) hours prior to the time that this Agreement was executed by the parties (or if deposited more recently, provided such notice of such deposit and a copy thereof was given to Parent) into the data room heretofore established by Holdco with written notice of such deposit and a copy of such deposit was made to Parent. All accounting terms used herein and not expressly defined herein will have the meanings given to them under GAAP, unless otherwise expressly stated. The terms “third party,” “third-party” or “third parties” refers to Persons other than Parent and Merger Sub, on the one hand, and Holdco and Shareholder Representative, on the other hand. The drafting and negotiation of the representations, warranties, covenants and conditions to the obligations of Holdco, Parent and Merger Sub herein reflect compromises, and certain provisions may overlap with other provisions or may address the same or similar subject matters in different ways or for different purposes. It is the intention of the parties that, to the extent possible, unless provisions are by their terms mutually exclusive and effect cannot be given to both or all such provisions, (1) the representations, warranties, covenants and closing conditions in this Agreement will be construed to be cumulative, and (2) each representation, warranty, covenant and closing condition in this

Agreement will be given full separate and independent effect. All remedies, either under this Agreement or by Law or otherwise afforded, will be cumulative and not alternative.
Section 9.05    Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.
Section 9.06    Severability. If any term or provision of this Agreement is determined by any Governmental Authority of competent jurisdiction to be invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the greatest extent possible.
Section 9.07    Entire Agreement. This Agreement (together with all exhibits and schedules), the Ancillary Documents, and the Confidentiality Agreement constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the Ancillary Documents, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.
Section 9.08    Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed; provided, that Parent may assign all or any portion of their rights under this Agreement, or delegate all or any portion of their obligations under this Agreement, to an Affiliate of Parent or in connection with any financing arrangements entered into in connection with Transactions, to any financing source for collateral purposes without Holdco’s consent. No assignment shall relieve the assigning party of any of its obligations hereunder.
Section 9.09    No Third-Party Beneficiaries. Except as provided in Section 5.06, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
Section 9.10    Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by Parent, Merger Sub and Holdco at any time prior to the Effective Time; provided, however, that after the Requisite Shareholder Vote is obtained, there shall be no amendment or waiver that, pursuant to applicable

Law, requires further approval of the Shareholders, without the receipt of such further approvals. Any failure of Parent or Merger Sub, on the one hand, or Holdco, on the other hand, to comply with any obligation, covenant, agreement or condition herein may be waived by Holdco (with respect to any failure by Parent or Merger Sub) or by Parent (with respect to any failure by Holdco), respectively, only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.
Section 9.11    Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.
(h)    This Agreement shall be governed by and construed in accordance with the internal laws of the State of Mississippi without giving effect to any choice or conflict of law provision or rule (whether of the State of Mississippi or any other jurisdiction).
(i)    ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS MAY BE INSTITUTED IN THE UNITED STATES DISTRICT COURT LOCATED IN THE STATE OF MISSISSIPPI OR THE COURT OF CHANCERY OF THE STATE OF MISSISSIPPI LOCATED IN JACKSON, MISSISSIPPI, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.
(j)    EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE ANCILLARY DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF AN ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS

AND CERTIFICATIONS IN THIS SECTION 9.11(C). ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 9.11(C) WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF ANY OTHER PARTY HERETO TO THE WAIVER OF SUCH OTHER PARTY’S RIGHT TO TRIAL BY JURY.
Section 9.12    Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.
Section 9.13    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.
Section 9.14    Survival. None of the representations and warranties contained in this Agreement or in any Ancillary Document will survive the Effective Time. This Section 9.14 does not limit any covenant of the parties to this Agreement which, by its terms, contemplates performance after the Effective Time. The Confidentiality Agreement will (a) survive termination of this Agreement in accordance with its terms and (b) terminate as of the Effective Time.
Section 9.15    Attorney’s Fees. In any Action for the breach of, or to enforce, this Agreement, the prevailing party will be entitled to recover from the non-prevailing Party or Parties the costs and expenses the prevailing Party incurs in connection with the Action (including reasonable legal fees and expenses, the costs of investigation, the costs of any accounting or other professional advisers engaged to assist the prevailing Party, and other out-of-pocket costs) in addition to any equitable or other relief to which such Party may be entitled.
[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

“PARENT” CORELOGIC SOLUTIONS, LLC By /s/ Anand Nallathambi Name: Anand Nallathambi Title: President and Chief Executive Officer
“MERGER SUB” CORELOGIC ACQUISITION CO., INC. By /s/ Anand Nallathambi Name: Anand Nallathambi Title: President and Chief Executive Officer
“HOLDCO” FNC HOLDING COMPANY, INC. By /s/ William B. Rayburn Name: William B. Rayburn Title: Chairman & CEO

“SHAREHOLDER REPRESENTATIVE” DENNIS S. TOSH JR. By /s/ Dennis S. Tosh Jr. Dennis S. Tosh Jr., solely in his capacity as Shareholder Representative

SIGNATURE PAGE TO MERGER AGREEMENT

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